                                                                                EXECUTION COPY

                                DEVELOPMENT SERVICES AGREEMENT

        THIS DEVELOPMENT  SERVICES AGREEMENT  (hereinafter  referred to as the "Agreement") is made as of he 20th day of  March,  2001 by and among the  Stockbridge-Munsee  Band of  Mohican
Indians of  Wisconsin,  a federally  recognized  Indian  tribe  (hereafter  referred to as the
"Tribe"),  the  Stockbridge-Munsee  Tribal Gaming Authority,  an instrumentality of the Tribe,
(hereinafter  referred  to as the  "Authority"),  Trading  Cove  New  York,  LLC,  a  Delaware
Limited Liability  Company  (hereinafter  referred to as the  "Developer"),  Sun International
North  America,  Inc.,  a  Delaware  corporation  (hereinafter  referred  to  as  "SINA")  and
Waterford Gaming Group,  LLC, a Delaware limited liability  company  (hereinafter  referred to as  "Waterford").  SINA  and  Waterford  are  hereinafter  collectively  referred  to  as  the
"Developer Guarantors".

                                           RECITALS
                                           --------

        A. The Tribe is an Indian  Tribe  recognized  by the United  States of America  with a reservation  located  in the State of  Wisconsin.  The Tribe  currently  owns and  operates  a
Class III gaming  facility,  as defined in the Indian Gaming  Regulatory Act ("IGRA"),  on its
reservation  in  Wisconsin.  The Tribe also has a land claim pending in the State of New York, as articulated in the action entitled The  Stockbridge-Munsee  Community vs. The State of New
                                      --------------------------------------------------------
York,  et al.,  United  States  District  Court,  Northern  District  of New York,  Docket No.
-------------
86-CV-1140 (the "Land Claim").

        B. The  Authority,  on behalf of the  Tribe,  intends to  develop  and  operate in the
State of New York a Class II and Class  III  gaming  facility  with  slot  machines  and table games of size and scope to be agreed upon by the parties  (the  "Gaming  Facility"),  together with appropriate  ancillary facilities including,  a luxury hotel with customary amenities,  a convention/events  center,  food and beverage outlets,  retail facilities,  parking facilities and other related  infrastructure,  and any modifications of the foregoing  elements agreed to by the parties  during the Term of this Agreement (the  "Ancillary  Facilities").  (The Gaming
Facility and the Ancillary  Facilities and any  modifications  or additions  thereto  whenever constructed  are  collectively  referred to herein as the  "Facility"  and/or the  "Project").
The Project shall be  constructed  on property to be acquired by the Tribe in the State of New
York in furtherance  of this Agreement (the  "Property") to be put in trust for the benefit of the Tribe by the United  States of  America,  pursuant  to the  Tribe's  recognized  powers of self-government  and the statutes and  ordinances of the Tribe.  The Property will be acquired by the Tribe through the "best  interests"  provisions of IGRA and/or  through the  settlement of its Land Claim under IGRA (25 U.S.C.§.2719(b)(1)(A) and (B), respectively).

        C. The  Authority  will operate the Project to improve the economic  conditions of the
Tribe's  members and in  accordance  with the Compact and related  agreements to be negotiated by the Tribe with the State of New York.

        D.  Developer is a Delaware  limited  liability  company whose members  consist of the
Sun Cove New York,  Inc., a Delaware  corporation and Waterford  Development New York, LLC., a
Delaware limited liability  company.  The Developer,  through its members,  has experience and expertise  related to real  estate  acquisitions,  financing,  development,  construction  and operation of gaming  facilities and hotel resorts,  including  Native  American  Indian gaming
facilities  and  hotel  resorts.  The  Developer  has  the  requisite  skill,   resources  and
experience to perform its obligations under this Agreement

        E. The Tribe and the Developer entered into a Memorandum of Understanding  (the "MOU")
on August 15, 2000.

        F. Subject to the terms and conditions of this  Agreement,  the Developer will provide to the Tribe and/or the  Authority:  (1)  assistance  in locating and  acquiring the Property, including  certain funding towards the acquisition  cost of the Property,  (2) certain funding of  development  costs  associated  with the Project,  (3) assistance in arranging bank and/or bond financing (the "Senior  Financing",  as defined below),  (4) if necessary and required by the Senior Lenders,  subordinated  debt financing (the "Junior  Financing",  as defined below)
and/or a completion  guarantee (the "Completion  Guarantee",  as defined below), (5) exclusive development  services related to the Project and any expansion of the Project,  (6) assistance with  settlement  of the  Tribe's  New  York  land  claim  and the  Tribe's  BIA fee to  trust application,  (7) assistance in negotiating a local government  agreement,  and (8) assistance with negotiation of the Compact, all as more particularly described in this Agreement.

        G. The Authority  desires to grant the Developer  the exclusive  right and  obligation to provide  development  services  in  respect  of the  design,  construction,  equipping  and opening of the Project upon the terms and conditions set forth herein.

        H. It is the intent of the parties  that nothing in this  Agreement or the  "Financing
Agreements" (as  hereinafter  defined) shall place at risk any asset of a Tribal member or the
Tribe's  assets  located in the State of Wisconsin  or any  property or assets  located in the
State of New York which are  unrelated  to the  Project and this  Agreement  (or any income or other funds generated from such assets).

        I.   The  Developer  Guarantors  join  in  this  Agreement  for the  sole  purpose  of guaranteeing Developer's obligations as provided for in Section 13.21 of this Agreement.

        NOW  THEREFORE,  in  consideration  of the mutual  covenants,  conditions and promises herein  contained,  the  receipt  and  sufficiency  of  which  hereby  are  acknowledged,  the
Authority, the Tribe and the Developer agree as follows:

                                          ARTICLE 1

                                     CERTAIN DEFINITIONS

        1.1    Definitions.  Capitalized  terms used in this Agreement shall have the meanings
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set forth below:

        "Affiliate"  means,  with respect to the Person in question,  any Person  controlling, controlled by or under common control with, such Person.  For the purposes  hereof,  "control"
means the  possession,  directly or indirectly,  or the power to direct or cause the direction of the management or policies of the Person in question.

        "Affiliate Transactions" has the meaning set forth in Section 10.2 below.

        "Agreement"  shall have the meaning  ascribed to it in the first paragraph  hereof and
means  this  Agreement  including,   without  limitation,  the  Recitals,  together  with  the
Exhibits,  each of which is  incorporated  herein  and made a part  hereof,  all as amended in accordance with the terms hereof.

        "Ancillary Facilities" has the meaning set forth in Recital B hereof.

        "Architect"  means, as applicable from time to time, the Design  Architect  and/or the
Architect of Record for the Project engaged pursuant to Section 4.2 below.

        "Architect of Record" means the Architect  selected by the Developer and the Authority for the Project which Architect shall be licensed to practice by the State of New York.

        "Authority"  means  the  Stockbridge-Munsee  Tribal  Gaming  Authority,  or any  other instrumentality  of the Tribe with the authority to exercise the proprietary  authority of the
Tribe over the gaming  and/or  non-gaming  facilities  located on the  Property in  accordance with the  Stockbridge-Munsee  Tribal Constitution,  the Tribe's Gaming Ordinance,  the Tribe's
ordinance  establishing the Authority,  the Compact,  the IGRA or other applicable law, or any successor and assignee thereto.

        "Average  Gaming Facility  Revenues" means the average monthly  Revenues of the Gaming
Facility for the twelve (12) months ending with (and  including) the month  immediately  prior to the month in which a Casualty Event occurs.

        "Budget" means the Project Budget.

        "Bureau of Indian  Affairs" or "BIA" is the Bureau of Indian Affairs of the Department
of the Interior of the United States of America.

        "Business Board" means the committee formed pursuant to Section 2.2 below.

        "Capital  Lease  Obligation"  means,  at the time any  determination  thereof is to be made,  the amount of the  liability  in respect of a capital  lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

        "Casualty Event" means any casualty,  event or occurrence that destroys or damages the
Gaming Facility.

        "Class II Gaming" means Class II Gaming as that term is defined in IGRA.

        "Class III Gaming" means Class III Gaming as that term is defined in IGRA.

        "Compact" means the tribal-state  Compact to be entered into between the Tribe and the
State of New York  pursuant  to the IGRA,  as the same may be  amended  from time to time,  or such other Compact as may be substituted therefor.

        "Comparative Month" has the meaning set forth in Section 9.1(f) below.

        "Completion  Date" means the date upon which the Authority  receives,  with respect to each Phase of the Project:  (i) a  certificate  from the  Architect,  as required  pursuant to the terms of the Architect's  agreement with the Authority,  certifying that the Project Phase has been  substantially  completed in accordance  with the Plans and  Specifications  therefor and all  applicable  building,  life/safety,  environmental  and  other  laws and  regulations applicable to the design and  construction of the Project Phase;  (ii) a certificate  from the
Developer stating that it has completed all of its obligations  hereunder;  (iii) certificates of such  governmental  authorities,  professional  designers,  inspectors  or  consultants  or opinions of counsel as the  Authority  reasonably  may determine to be  appropriate  verifying completion  of the  Project  Phase in  compliance  with all Legal  Requirements;  and (iv) the
Project Phase is fully  stocked,  staffed  (including,  without  limitation,  compliance  with
Section 8.6 below) and ready to open to the public for business.

        "Completion Guarantee" has the meaning set forth in Section 6.3 below.

        "Concept Design" has the meaning set forth in Section 4.4 below.

        "Contract Documents" has the meaning set forth in Section 5.4 below.

        "Contractors" has the meaning set forth in Section 5.1 below.

        "Construction  Financing"  means the financing to be obtained by, and/or committed to, the Authority  sufficient,  as reasonably  determined  by the  Authority,  for the purposes of acquiring the Property, and the design, construction, equipping and staffing of the Project.

        "Construction Manager" means the professional employed pursuant to Section 5.1 below.

        "Design  Architect"  shall  mean  the  Designer  selected  by the  Developer  and  the
Authority to design the Project.

        "Design  Consultants"  shall  mean  the  Architect  and the  Engineer  and  the  other consultants selected by the Developer and the Authority to design the Project.

        "Design Development Documents" has the meaning set forth in Section 4.6 below.

        "Developer" has the meaning set forth in the introductory paragraph hereof.

        "Developer Fee" has the meaning set forth in Section 9.1 below.

        "Developer's Financial Assistance" has the meaning set forth in Section 6.4 below.

        "Director  of  Regulation"  means the director of gaming  operations  appointed by the
Authority pursuant to the Tribe's Gaming Ordinance.

        "Effective  Date" means the later of (a) the date the Authority  receives all Required
Approvals  with  respect  to  this  Agreement,  or (b)  closing  of the  financing  under  the
Financing Agreements.

        "Engineers"  means  professionals  selected by the  Developer and Authority to provide services related to the engineering of the Project.

        "Exhibits" means the exhibits attached to this Agreement.

        "Facility" or "Facilities" means the Gaming Facility and the Ancillary Facilities,  as such may be  modified,  expanded,  replaced,  or  reconstructed  following a casualty  loss in whole or in part.

        "Financing Agreements" has the meaning set forth in Section 6.1 below.

        "Fiscal Year" means any fiscal year of the Authority.

        "Fiscal Quarter" means any fiscal quarter of the Authority.

        "Fiscal Month" means any fiscal month of the Authority.

        "Force Majeure  Causes" means causes beyond the reasonable  control of a party to this
Agreement,  including  casualties,  war,  insurrection,  strikes,  lockouts  and  governmental actions,  excluding  governmental  actions of the Tribe or any  instrumentality  of the Tribe, including the  Authority,  and causes which can be controlled by the  expenditure  of money in accordance with good business practices.

        "GAAP" means generally  accepted  accounting  principles set forth in the opinions and pronouncements  of the  Accounting  Principles  Board of the  American  Institute of Certified
Public  Accountants and statements and  pronouncements of the Financial  Accounting  Standards
Board  or in  such  other  statements  by  such  other  entity  as  have  been  approved  by a significant segment of the accounting profession.

        "Gaming" means any and all activities  defined as Class II Gaming and Class III Gaming under the IGRA or  authorized  under the Compact or any other  agreement  entered  into by the
Tribe or the Authority with the State of New York.

        "Gaming Disputes Court" has the meaning set forth in Section 7.3 below.

        "Gaming Facility" has the meaning set forth in Recital B hereof.

        "Gross  Gaming  Revenue"  shall mean the net win from Gaming  which is the  difference between Gaming wins and losses before deducting  promotional  allowances,  costs and expenses, determined in accordance with GAAP consistently applied.

        "Guarantee"  means a guaranty,  direct or indirect,  in any manner, of all or any part of any indebtedness or obligations of another Person.

        "Hedging  Obligations"  means,  with respect to any Person,  the  obligations  of such
Person under (a) interest  rate swap  agreements,  interest rate cap  agreements  and interest rate collar  agreements  and (b) other  agreements  or  arrangements  designed to protect such
Person against fluctuations in interest rates.

        "Indian  Gaming  Regulatory  Act" or "IGRA" means the Indian Gaming  Regulatory Act of
1988, 25 U.S.C. 2701, et seq., as amended from time to time.
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        "Indebtedness"  means,  with respect to any Person,  any  indebtedness of such Person, whether  or not  contingent,  in respect  of  borrowed  money or  evidenced  by bonds,  notes, debentures  or  similar  instruments  or letters of credit  (or  reimbursement  agreements  in respect  thereof) or banker's  acceptances or  representing  Capital Lease  Obligations or the balance  deferred  and  unpaid of the  purchase  price of any  property  or  representing  any
Hedging  Obligations,  except any such  balance  that  constitutes  accrued  expenses or trade payables,  if and to the  extent  any of the  foregoing  (other  than  letters  of credit  and
Hedging  Obligations)  would  appear  as a  liability  upon a  balance  sheet  of such  Person prepared in accordance with GAAP consistently applied.

        "Independent  Financial Advisor" means an accounting,  appraisal or investment banking
firm  of  nationally   recognized  standing  that  is,  in  the  reasonable  judgment  of  the
Authority,  (i)  qualified  to  perform  the task  for  which  it has  been  engaged  and (ii)
disinterested  and  independent  with  respect  to the  Authority  and each  Affiliate  of the
Authority.

        "Junior Financing" has the meaning set forth in Section 6.3 below.

        "Key  Personnel"  means  collectively  the  general  manager of the  Facility  and the managers  of each  major  element  of the  Facilities  (or  the  equivalent  of the  foregoing positions).

        "Land Claim" has the meaning set forth in Recital A hereof.

        "Legal   Requirements"   means   singularly  and  collectively  all  applicable  laws,
including,  without  limitation,  the Tribe's Gaming Ordinance,  all other laws or regulations of the Tribe,  the IGRA,  the Compact and applicable  federal and New York statutes,  laws and regulations, and local ordinances, codes and rules.

        "Master Plan" has the meaning set forth in Section 3.2.

        "Memorandum of Understanding" has the meaning set forth in Recital E hereof.

        "Minimum Priority  Distribution" means payments to the Tribe from the operation of the
Facilities in the annual amount of Twenty Four Million ($24,000,000.00) Dollars.

        "Monthly Financial Statement" has the meaning set forth in Section 9.1(b).

        "National  Indian  Gaming  Commission"  or  "NIGC"  means the  commission  established pursuant to 25 U.S.C.§.2704.

        "Obligations"  means  any  principal,   interest,  penalty,  fees,   indemnifications,
reimbursements   and  other  liabilities  or  obligations   payable  under  the  documentation
governing any Indebtedness.

        "Officer's  Certificate"  means a certificate signed on behalf of the Authority by two officers  of  the  Authority,  one of  whom  must  be the  principal  executive  officer,  the principal  financial  officer,  the  treasurer  or the  principal  accounting  officer  of the
Authority.

        "Person" means any individual, sole proprietorship,  corporation, general partnership, limited  partnership,  limited liability company or partnership,  joint venture,  association, joint stock company, unincorporated association, instrumentality or other form of entity.

        "Phase" means a portion of the overall Project  development as set forth in the Master
Plan.

        "Plans  and  Specifications"  means  the  detailed  plans and  specifications  for the construction of the Project prepared pursuant to Section 4.7 below.

        "Principal  Business"  means the Class II and Class III Gaming Facility (as such terms are defined in IGRA) and resort  business  and any activity or business  incidental,  directly related or similar  thereto,  or any  business or  activity  that is a  reasonable  extension,
development  or  expansion  thereof  or  ancillary  thereto,   including  any  hotel,  retail,
entertainment,  recreation  or other  activity or  business  designated  to  promote,  market, support,  develop,  construct  or  enhance  the gaming and  resort  business  operated  by the
Authority at the Property.

        "Project" has the meaning set forth in Recital B hereof.

        "Project  Budget" means the budget  approved by the  Authority and the Developer  that includes the estimated Project Cost.

        "Project  Cost" means:  all (1) costs of acquiring  the  Property  and  preparing  the
Property for  development  of the  Project,  including  costs and  expenses  for  professional
services  related  thereto;  (2)  costs  related  to  developing,   designing,   constructing,
equipping and  furnishing  the Project,  including,  costs related to  professional  services, pre-opening  costs,  and initial  operating  capital;  (3) start up and operating costs of the
Authority until the Completion  Date; and (4) financing fees and expenses,  interest  payments and any scheduled  principal payments,  prior to the Completion Date,  allocated in accordance with GAAP, consistently applied.

        "Project Fund" has the meaning set forth in Section 6.1 below.

        "Project  Program"  has the  meaning  set forth in Section  4.5 below,  as modified in accordance with the terms of this Agreement.

        "Project Schedule" has the meaning set forth in Section 4.5 below.

        "Promotional  Allowances"  means  the  retail  value  of hotel  accommodations,  food,
beverages,   merchandise,   chips,  tokens  and  other  services  provided  to  customers  for promotional  purposes  without  charge  which  retail value is included in the Revenues of the
Facility.  For the  purposes  of this  definition,  "retail  value"  shall  mean the usual and customary charge for such service or item under the then existing circumstances.

        "Property" has the meaning set forth in Recital B hereof, and any additions thereto.

        "Proposed Financing" means the anticipated financing for the Project.

        "Recitals"  means the language set forth in Subparagraphs A through I of the first two pages of this Agreement, which Recitals are incorporated herein and made a part hereof.

        "Recommencement  Month" means,  following a Tolling Event, the earlier of the month in which (i) the monthly  Revenues of the Gaming  Facility  equal or exceed ninety  percent (90%)
of the Average  Gaming  Facility  Revenues,  (ii) the date upon which the  Authority has fully complied  with  the  requirements  set  forth in  Section  10.6  below  occurs,  or (iii)  the
Developer  delivers  written notice (which shall be  irrevocable  with respect to such Tolling
Event) to the  Authority  stating that the current  month shall be deemed the  "Recommencement
Month".

        "Required  Approvals"  means (1)  execution  and  approval  of the Compact and related agreements  with the State of New York;  (2)  execution and approval of all  applicable  local government  agreements;  (3) approval by the BIA and the final  governmental  authority of the fee to trust  application;  (4) approval of this Agreement by the BIA, and/or the NIGC, to the extent  those  agencies  determine  such  approval  may be required by law; (5) the entry of a
stipulated   declaratory   judgment  by  the  Tribal   Court   upholding   the   validity  and
enforceability  of this  Agreement  and  the  Financing  Agreements;  (6)  approval  of a land settlement  agreement  by the  Federal  Courts  and the U.S.  Congress  (if  applicable);  (7)
approval  of  the  Senior  Financing  and  the  Junior  Financing  documents,  the  Completion
Guarantee,  the  Financing  Agreements  and any related  agreements  by the  Authority and any other instrumentality of the Tribe having final approval authority.

        "Revenues"  means all revenues of any nature derived  directly or indirectly  from the
Project, including,  without limitations,  Gross Gaming Revenue, hotel revenues, room service, catering,  food and  beverage  sales,  parking  revenues,  ticket  revenues  or other  fees or receipts  from the  convention/events  center,  other rental or other  receipts  from lessees, sublessees,  licensees  and  concessionaires  (but not the  gross  receipts  of such  lessees, sublessees,  licensees  or  concessionaires)  but  excluding  (i) any  gratuities  or  service charges added to a customer's  bill, (ii) any credits or refunds made to customers,  guests or patrons,  (iii)  Promotional  Allowances  up to,  but not to  exceed,  eight  percent  (8%) of
Revenues, (iv) any sales, excise, gross receipt,  admission,  entertainment,  tourist or other taxes or charges (or assessments  equivalent  thereto, or payments made in lieu thereof) which are  received  from  patrons  and passed on to  governmental  or  quasi-governmental  entities unrelated to the Tribe,  (v) any federal,  state or local taxes or impositions  that relate to the  operation  of the  Facilities  (other  than any  payment or fee in lieu of taxes on Gross
Gaming Revenues or pursuant to any agreements  entered into by the Authority  and/or the Tribe with such  entity),  which may be  implemented  from time to time,  (vi) any fire and extended coverage  insurance  proceeds  other than for business  interruption,  (vii) any  condemnation awards  other than for  temporary  condemnation,  and (viii) any  proceeds  of  financings  or refinancings,  all as  determined  in  accordance  with GAAP,  consistently  applied.  For the purposes hereof, all Revenues,  except Gross Gaming Revenues,  shall be computed and accounted for at the  greater of actual  Revenue  received  or the usual and  customary  charge for such service or item under the then existing circumstances.

        "Schematic Design Documents" has the meaning set forth in Section 4.5 below.

        "Senior Financing" has the meaning set forth in Section 6.2 below.

        "Senior Lenders" has the meaning set forth in Section 6.3 below.

        "Staffing Plan" has the meaning set forth in Section 8.6 below.

        "Term" has the meaning set forth in Section 9.2 below.

        "Tolling Event" means following a Casualty Event,  the failure of the monthly Revenues of the Gaming  Facility to equal at least fifty percent (50%) of the Average  Gaming  Facility
Revenues for three (3) consecutive Fiscal Months.

        "Tolling Period" has the meaning set forth in Section 13.20 below.

        "Tribe"  means  the  Stockbridge-Munsee  Band  of  Mohican  Indians  of  Wisconsin,  a
federally recognized Indian tribe and its permitted successors and assigns.

        "Tribal Court" means the  Stockbridge-Munsee  Tribal Court established by an ordinance of the  Stockbridge-Munsee  Tribal  Council and approved by the BIA as more fully set forth in
Chapter One, Stockbridge-Munsee Tribal Law, Tribal Court Code.

        "Tribe's Preference  Ordinance" means the Tribe's ordinance  concerning  preference in hiring,  "Tribal  Laws,  Chapter  54," and any  replacements  thereof  or  amendments  thereto adopted  from time to time,  and all related or  implementing  ordinances  and policies of the
Authority to give preference in recruiting and hiring of employees.

        "Tribe's  Gaming  Ordinance"  means the  Stockbridge-Munsee  Tribal  Gaming  Ordinance enacted  pursuant  to  Section  7.4 of this  Agreement,  and any  replacements  or  amendments thereto  adopted  from time to time,  and all related or  implementing  ordinances,  which are enacted by the Tribe to authorize  and  regulate  gaming on the  Property in  accordance  with
IGRA and/or the Compact.

        "Quarterly Financial Statement" has the meaning set forth in Section 9.1(c) below.

        "Year-End Financial Statement" has the meaning set forth in Section 9.1(d) below.

                                          ARTICLE 2

                    RETENTION OF DEVELOPER; CREATION OF THE BUSINESS BOARD

                                       AND NON-COMPETE

        2.1     Retention of Developer.  The Authority hereby retains the Developer,  as its

                ----------------------
exclusive developer for the Project, to perform all required  development  services relating to the programming (including concept development),  design, construction,  equipping and staffing
(pursuant to Section 8.6 below) of the Project upon, and subject to, the terms and  conditions, and in  consideration  of the payments,  hereinafter set forth. The Developer shall provide the services as hereinafter set forth as necessary to facilitate the development of the Project and shall  furnish,  at its cost, a sufficient  number of trained  personnel,  with  experience  on projects of a scope and magnitude  similar to the Project,  including a senior  executive  with sufficient development, construction and project management experience in the gaming and resort industry  to be in charge of  coordinating  the  development,  design and  construction  of the
Project (the "Project Executive").

        2.2    Creation of Business  Board.  Upon  execution of this  Agreement  the Developer
               ---------------------------
and the  Authority  shall create the Business  Board.  The Business  Board shall remain active during the Term of this  Agreement  and shall  consist of an equal  number of  representatives from  each of the  Authority  and the  Developer,  not to exceed  six  members  in total.  The
Business  Board shall have  authority to act for the Developer and the Authority  with respect to routine matters  related to this Agreement and the development of the Project  (provided no dispute  exists  between  members of the  Business  Board  related to such  routine  matters), subject to the terms and  conditions  set forth in this  Agreement  and any  approvals  of the
Authority,  the Tribe (as  applicable)  or the Developer  with respect to matters the Business
Board deems  appropriate  to bring to the  attention of such persons for approval or which are required to be brought to the attention of any such persons pursuant to this Agreement.

        2.3    Non-Compete.  During the Term of this Agreement,  the Tribe,  the Authority and
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the Developer  agree that no party (nor  Affiliate of any party) shall own,  operate,  develop or manage a Gaming  Facility  in the State of New York other than the  Project  unless each of the parties consents in writing.

                                          ARTICLE 3

                                 ACQUISITION OF THE PROPERTY

        3.1    Selection and  Acquisition  of the Property.  The Developer  shall research and
               -------------------------------------------
review  various  options for the  acquisition  of the  Property in the State of New York.  The
Developer  shall bring to the Tribe's and the  Authority's  attention  property  available for purchase,  together  with  available  information  related  to such  property,  including  the
property's  size,  location,   availability,   cost,  environmental  conditions,  zoning,  and
development  potential,  and  the  parties  shall  mutually  agree  upon  the  best  available development  site for the  Project.  Nothing in this  Agreement  shall be  construed  so as to require the  Developer  to  contribute,  acquire or expend funds on behalf of the Tribe and/or the Authority for Property acquisition prior to the Effective Date.

        3.2    Development  of Master Plan for the Project.  After  selection of the Property,
               -------------------------------------------
the Developer,  with the assistance of the Business  Board,  shall develop for the Authority's review and approval a master plan (the "Master  Plan") for  development  of the Project in one or more phases (the  "Phases") on the  Property  selected.  The Master Plan shall  include the size and  location  of the  Facilities,  proposed  schedule  for  construction  of the various
Phases of the Project (if applicable),  and related  information.  The Master Plan approved by the  Authority  shall serve as the blueprint for the  Project's  construction  and  financing, subject to additions,  deletions and  alterations  as may be made to the Master Plan from time to time upon mutual agreement of the parties.

                                          ARTICLE 4

                                    DESIGN OF THE PROJECT

        4.1    General  Supervision.  The Authority shall at all times have final authority to
               --------------------
approve or disapprove all contracts and other matters  related to the design,  development and construction  of the  Project  consistent  with the  terms of this  Agreement.  The  Developer shall  represent  the  Authority  and  act as the  Authority's  liaison  with  respect  to the selection,  direction and  management of the  Architect  selected  pursuant to Section 4.2 and the Contractors  and/or the  Construction  Manager  selected  pursuant to Section 5.1, and any other  professionals  engaged, in accordance with the terms of the Project Program, to perform services  in  connection  with the  design and  construction  of any  portion of the  Project.
Subject to the limitations  described  herein,  the Authority shall delegate and assign to the
Developer its rights under any construction management,  architectural,  engineering and other agreements  with  development  professionals  to allow the Developer to supervise,  direct and administer the duties,  activities and functions of the Architect,  the Construction  Manager,
the  Design   Consultants  and  other  development   professionals.   The  Architect  and  the
Contractors  and/or the  Construction  Manager  shall review and advise the  Authority and the
Developer with respect to the Project Program.

        4.2    Engagement  of  Architect.  The  Developer,  with the  approval of the Business
               --------------------------
Board,  shall  select  and  the  Authority  shall  engage  an  Architect(s)  and/or  Engineers familiar  with the  design of gaming  facilities  and for the  purpose of  performing  certain services in connection with the construction of the Project,  including site development.  All agreements with the  Architect(s)  and/or  Engineers  shall be in a form of contract  prepared and  recommended  by the  Developer  and approved by the Business  Board for  execution by the
Authority.  The Authority  shall  compensate the  Architect(s)  and/or  Engineers for services rendered out of its proceeds from the  Financing  Agreements  obtained in connection  with the
Project,  after approval of any payment by the Developer.  The Authority  shall  designate the
Developer as its  representative  under any  Architectural  and/or  Engineering  Agreements in order to allow the Developer to supervise,  direct,  control,  and  administer  the duties and activities and functions of the Architect(s) and/or Engineers.

        4.3    Design and Construction  Budget.  The Developer,  with the assistance and input
               --------------------------------
 of the Architect, shall establish the Budget for the design,  construction and the furnishing and  equipping  of the  Project  prior to the  commencement  of design of the  Project by any
 Architect.  The  Budget  shall be  reviewed  by the  Business  Board and  recommended  to the
 Authority to be approved in writing by the  Authority  within 15 days of receipt,  or, absent written notice of disapproval, they shall be deemed to have been approved.

         The Developer  may revise the Budget from time to time, as necessary,  to reflect any unpredicted significant changes,  variables or events or to include significant,  additional, unanticipated  items of expense.  The Developer  may,  without the approval of the Authority, reallocate  part or all of the amount  budgeted with respect to any line item to another line item and to make such other  modifications  to the Budget as the  Developer  deems  necessary other than increases to the overall  Budget amount or which require  allocation of the Budget contingency or which materially alter the Plans and  Specifications  which have been approved by the Authority.  In addition,  the Developer may approve change orders  provided  Developer gives the Authority  prior written  notice of any proposed  change order together with a copy of such  order and a  statement  as to  whether  the  change  order  will  result in a budget increase and the Authority  does not  disapprove  such change order in writing within fifteen
 (15) days of receipt of such notice.

         Budget  adjustments which otherwise vary from the terms of this Agreement shall, upon the  request of the  Developer  and  evaluation  of the  Business  Board,  require the written approval of the Authority.  The Authority  acknowledges that the Budget is intended only to be a reasonable  estimate of the Project's  construction and development costs and expenses.  The
Developer  shall  not be  deemed  to have  made  any  guarantee,  warranty  or  representation whatsoever in connection with the Budget.

        4.4    Concept   Design   and   Engineering.    The   Authority,    based   upon   the
               -------------------------------------
recommendations  of the Developer and the Business Board shall designate its  requirements for the Project,  including,  but not limited to, a program which shall set forth the  Developer's
and  the  Authority's   objectives,   schedule   requirements,   design  criteria,   including
assumptions  regarding HVAC demands,  space requirements and relationships,  special equipment and site  requirements (the "Concept  Design").  The Architect shall review the Concept Design for the Project.

        4.5    Preliminary  Program  Evaluation.  The Developer shall cause to be prepared for
               -----------------------------------
the approval of the  Authority,  a preliminary  evaluation of the proposed  Project's  program schedule (the "Project  Schedule"),  budget requirements and alternative  approaches to design and  construction of the Project (the "Project  Program").  Based upon the agreed upon Program
Schedule,  budget  requirements  and design,  the  Architect  shall prepare  schematic  design documents  consisting of drawings and other documents  illustrating the scale and relationship of the proposed Project and its components (the "Schematic  Design  Documents"),  as well as a preliminary  estimate of  construction  costs based upon the proposed area,  size and scope of the Project.

         4.6    Design  Development.  Upon final approval of the Schematic Design Drawings for
                --------------------
 the  Project  by the  Authority,  the  Architect  shall  prepare  for the  Developer  and the
 Authority  design  development  documents  consisting of drawings and other  documents to fix and  describe  the  size  and  character  of the  Project  as to  architectural,  structural, mechanical  and electrical  systems,  materials and such other elements as may be appropriate
 (the "Design Development  Documents").  Further, the Architect shall advise the Developer and update  any  preliminary  estimate  of  construction  costs and any  budgets  for  furnishing equipment to the Project.  The  Developer  shall submit to the Business  Board for review and recommendation and to the Authority,  for its review and approval,  finalized versions of the
 Design Development Documents prepared by the Architect and agreed to by the Developer.

        4.7    Construction.  Based upon the approved  Design  Development  Documents  and any
               ---------------
further  adjustments  in the scope and quality of the  Project,  or in the Budget  approved by the  Authority,  the  Architect  shall  prepare for review by the  Developer  and the Business
Board  and  approval  by the  Authority,  construction  documents  consisting  of  preliminary drawings and  specifications  setting forth the general  requirements  for construction of the
Gaming  Facility.  It is likely that  construction  will commence  before final detailed plans and  specifications  ("Plans and  Specifications")  have been  completed.  The Architect shall proceed with  completion of the Plans and  Specifications  as they relate to the  construction of portions  of the Project in the order such  portions  are to be  completed  or in the order required  for  sequential  completion,  and shall  proceed  with  completion  of all Plans and
Specifications as soon as reasonably  possible given  construction  scheduling and progress of
the  work.  The  Architect   shall  advise  the  Developer  and  the  Business  Board  of  any adjustments to previous estimates of construction cost, schedules, and/or budgets.

        4.8    Plans   and   Specifications.   As   portions   of  the   detailed   Plans  and
               -----------------------------
Specifications  are completed for segments of the  construction of the Project,  the Architect
shall  be  required  to  submit   duplicate   copies  of  those  portions  of  the  Plans  and
Specifications  to the  Developer,  Business  Board and the Authority  periodically  for their prompt review and approval.

        4.9    Compliance with  Construction  Standards,  Environmental  Laws and Regulations.
               -------------------------------------------------------------------------------
 The Project shall be designed and  constructed  so as to adequately  protect the  environment and the public health and safety.  The design,  construction  and  maintenance of the Project shall,  except  to the  extent a  particular  requirement  or  requirements  may be waived in writing by the  Authority,  meet or exceed all  reasonable  minimum  standards  pertaining to
 Tribal,  state or local building codes,  fire codes and safety and traffic  requirements (but excluding  planning,  zoning  and land use laws,  ordinances,  regulations  and  requirements unless  applicable)  which would be imposed on the Project by applicable  New York or Federal statutes  or  regulations  or local  ordinances  or codes which  would be  applicable  if the
 Project were  located  outside of the  jurisdictional  boundaries  of the Tribe,  even though those requirements may not apply within the Tribe's jurisdictional  boundaries.  In addition,
 those  mitigation  steps  specified  in  the   environmental   assessment  and  the  National
 Environmental  Policy Act ("NEPA") documents shall be taken. To the extent that the Tribe may adopt more stringent requirements,  those requirements shall govern. The Architect's contract shall provide that the Architect shall certify to the Authority  compliance with the NEPA and all other applicable environmental and cultural resource laws and regulations.  The Authority shall be responsible for and shall certify to appropriate  governmental  agencies  compliance with  the  NEPA  and all  other  applicable  environmental  and  cultural  resource  laws and regulations.  Nothing  in this  Section  4.9  shall  grant  to the  State  of New York or any political  subdivision  thereof any  jurisdiction  (including but not limited to jurisdiction regarding  zoning or land use) over the Property or the  development  and  management  of the
 Project.

                                          ARTICLE 5

                                 CONSTRUCTION OF THE PROJECT

        5.1    Selection  of  Contractors.  The  Developer  shall,  in  consultation  with the
               ---------------------------
Business Board,  initiate a selection process in order to prequalify  prospective  contractors
(the "Contractors")  and/or a Construction Manager (the "Construction  Manager") in connection with the  construction  of the Project.  The Developer  shall submit the list of  prequalified contractors and/or construction managers to the Business Board for its review and comment.

        5.2    Proposal  Review  and  Bid  Process.  Subsequent  to the  pre-qualification  of
               -----------------------------------
prospective  contractors and/or  construction  managers,  the Developer shall conduct a review of proposals for the  construction  of the Project,  and the Developer shall negotiate and the
Authority  shall  award a  construction  contract  or  contracts  to the  most  well-qualified
Contractor  or  Contractors  and/or  Construction  Manager.  The  Developer  shall  attempt to secure at least three  competitive  bids for each  contract  (subject to the  availability  of contractors  willing to bid on such  contract),  analyze  and compare the bids and present its review  and  recommendations  to the  Authority  and/or  Business  Board (as  applicable)  for approval.  The successful  Contractors and/or Construction  Manager shall be properly licensed in the State of New York and shall be capable of  furnishing  a payment and  performance  bond satisfactory  to the Business  Board to cover the  construction  for which the  Contractor  or
Construction Manager was retained.

        5.3    Contracts;   Developer  Prohibition.   The  Business  Board  shall  select  the
               ------------------------------------
successful  Contractors  and/or  Construction  Manager  and the  Authority  shall enter into a construction  management  agreement  and  related  contracts,  or a general  contract  for the construction  of the Project and in  compliance  with the Tribe's  Preference  Ordinance.  The
Developer  shall  prepare,  for review and approval by the  Authority,  all required  contract documents  and  agreements  necessary for  construction  of the Project.  The Authority  shall
compensate  any  Contractors  and   Construction   Manager   selected  by  the  Developer  for
construction  of the  Project  from  its  proceeds  from  the  Financing  Agreements  and,  if applicable,  other  construction  financing  obtained  in  connection  with the  Project.  The
Developer,  its members  and their  respective  Affiliates  shall not bid on any aspect of the
Project or be awarded  any  contracts  without the express  written  consent of the  Authority
(and subject to the disclosure requirements of Section 8.3 of this Agreement).

        5.4    Contract  Documents.   The  contract  documents  ("Contract  Documents")  shall
               --------------------
require the successful  Construction  Manager or general  contractor and all Contractors to be responsible  for  providing  all  materials,  equipment  and labor  necessary to construct and equip the  Project  as  necessary,  including  site  development.  The  scope of the  Contract
Documents  shall  require the  Contractors  and/or the  Construction  Manager to construct the
Project in accordance with the Plans and Specifications  prepared by the Architect,  including any changes or  modifications  thereto  approved by the Business Board and the Developer.  The
Contract  Documents  shall  provide for adequate  insurance,  appropriate  lien  waivers,  and construction  schedules  by which  milestones,  progress  payments and late  penalties  may be calculated.

        5.5    Construction  Administration.  The Authority  hereby  assigns to the Developer,
               -----------------------------
prior to the  commencement of  construction,  and the Developer shall be responsible  for, all construction  contract and  construction  management  administration  during the  construction phase of the Project.  The Developer  shall act as the Authority's  designated  representative and shall  have full  power  and  complete  authority  to act on  behalf of the  Authority  in accordance  with the terms of this  Agreement in connection  with any  construction  contracts and/or  construction  management  agreements.  The Developer  shall have control and charge of any persons  performing  work on the site of the Project.  The Developer  shall  interpret and decide on matters concerning the performance of any contractor,  and/or  construction  manager and the  requirements  of the Contract  Documents.  The Developer  shall have the authority to reject work which does not conform to the Contract  Documents.  The  Developer  shall  conduct inspections  to determine the date or dates of  substantial  completion  and the date of final completion  of each  Phase of the  Project.  The  Developer  shall  observe  and  evaluate  or authorize  the  evaluation  of work  performed,  the review of  applications  for  payment for submission  to the  Authority  and  the  review  and  certification  of the  amounts  due  the
Contractors and/or Construction Manager.

         5.6   Progress   Payments.   The   Authority   shall  make   progress   payments  for
               --------------------
 construction  performed by the  Contractors  on a periodic  basis as directed and approved by the Business Board and the Developer.  Progress payments for construction  shall be funded by the Authority from Construction  Financing  proceeds.  The Authority shall not be required to make progress  payments  unless the  Contractors  certify that the work has been performed in accordance  with the Plans and  Specifications  and that the  Contractor  has  satisfied  all other conditions for payment set forth in the applicable Contract Documents.

         5.7   Selection of  Furniture,  Trade-Fixtures  and  Equipment.  The  Business  Board
               ---------------------------------------------------------
 shall  select and  recommend  to the  Authority  vendors for  purchase by the  Authority,  of furniture,  trade  fixtures and equipment  required to operate the Facilities at the Project.
 Alternatively,  the Developer may arrange for the  procurement  of furniture,  trade fixtures and  equipment  on lease  terms as may be  approved  by the  Business  Board.  The  Developer agrees to employ good business practices and competitive bidding.

                                          ARTICLE 6

                             FUNDING REQUIREMENTS OF THE PROJECT

         6.1  Authority's  Funding  Obligations.  Subject to the terms of this  Agreement,  the
              ---------------------------------
Developer  agrees to use its best  efforts to assist the  Authority in the  arrangement  of the financing  for the  design,  construction,  equipping,  start-up  and  working  capital for the
Project,  including  the  Senior  Financing  and  the  Junior  Financing  as  set  forth  below
(collectively,  the "Financing Agreements").  The Financing Agreements shall contain provisions consistent  with  Section  12.4 of this  Agreement  limiting the recourse of lenders to certain assets of the Authority.  The Authority  shall,  after the closing of the Senior  Financing and prior to commencement  of construction of the Project,  make available or otherwise cause to be established  a  development  fund  pursuant  to the  Financing  Agreements  into  which will be deposited all of the proceeds of the financing (the "Project Fund").  The Project Fund shall be designated exclusively for performing the Authority's obligations under this Agreement, and for costs for any design and  construction  agreements  entered into, as well as any agreements for the lease or purchase of furniture,  trade fixtures and equipment for the  construction  of the
Project and for start-up  costs and expenses of the  Facilities,  all in  accordance  with this
Agreement  and the  Financing  Agreements.  The  Project  Fund shall be used to  discharge  the
Authority's  obligations  under this  Agreement,  any and all design,  construction  or related agreements  entered  into for the  development  of the Project,  including  but not limited to, reimbursement to the Developer of the Developer's  Financial  Assistance  provided to the Tribe and/or the Authority in  accordance  with Section 6.4 (a) below,  acquisition  of the Property, consulting and other professional fees, supplies,  utility costs, total cost of the development and construction of the Project, landscaping,  parking, curb cuts, access enhancement, off-site road improvement,  architectural,  engineering,  contractors fees and costs, furniture,  signs, trade fixtures and equipment  necessary for implementing the operation of the Project,  closing
and  financing   related  costs,  and  interest  as  provided  in  the  Financing   Agreements.
Additionally,  the initial working capital for the Facilities operations shall be provided from the proceeds of the Financing Agreements.  The Tribe and/or the Authority have no obligation to fund any activities related to the Project, including without limitation, Project Costs, except from the proceeds of Developer's Financial Assistance and/or the Financing Agreements.

        6.2    The Senior  Financing.  The Developer  agrees to assist the Authority  with the
               ---------------------
Authority's  efforts to obtain  Bank  and/or  Bond  Financing  for the  Project  (the  "Senior
Financing") in amounts consistent with the Project Budgets.

            In connection with Senior Financing, the Developer will:

                  (i) Assist and advise in developing a strategy for the Senior Financing;

                  (ii)Identify possible financial sources;

                  (iii) Finalize a financing term sheet;

                  (iv)As  applicable,  assist  in  the  preparation  of  a  private  placement memorandum or  information  memorandum to be  distributed to a short list of financiers;

                  (v) As   applicable,   distribute  the  private   placement   memorandum  or
                  information memorandum to a short list of financiers;

                  (vi)Assist and advise in making  presentations with respect to the financing to potential financiers;

                  (vii) Review  and  assist  in  evaluating   commercial   and  financial
                  sections of various  contracts and  agreements  and terms of financing  with financiers;

                  (viii) Advise and assist in selecting the final terms and  conditions  with
                  financiers   and   in   completing    appropriate    definitive    financing
                  documentation;  and  provide  such  other  non-financial  assistance  as the parties deem appropriate.

            In  connection  with the  Senior  Financing,  the  Tribe  and the  Authority  will cooperate with the Developer's  efforts.  Such cooperation  shall include:  (a) direct contact between  the  Tribe  and  the  Authority's  senior  officials,  management  and  advisors  and prospective  lenders,  (b)  cooperation in the  preparation  of an  information  memorandum or private  placement  memorandum and other marketing  materials,  and (c) the hosting,  with the
Developer,  of one or more meetings with prospective  lenders.  In addition,  it is understood and agreed that,  upon advice and  recommendation  of the  Developer  and with the approval of
the  Authority,  or  at  the  Authority's  discretion,   the  Authority  may  retain  (at  the
Authority's  cost  and  expense)  the  services  of  an  investment   banker  and  such  other
professional advisors as may be necessary for the placement of the Senior Financing.

            6.3       The Junior Financing and/or Completion Guarantee.         In    addition
                      ------------------------------------------------
to the  Senior  Financing,  if  required  by  lenders of the  Senior  Financing  (the  "Senior
Lenders") in order to secure the Senior  Financing,  on the Effective Date, the Developer will provide  or will  cause an  Affiliate  or  Affiliates  of the  Developer  to provide up to One
Hundred  Million  ($100,000,000.00)  Dollars  of  subordinated  debt  financing  (the  "Junior
Financing")  and/or  a  completion  guarantee  (the  "Completion  Guarantee")  on the  Project subject to terms and  conditions  acceptable  to the  Developer.  The Junior  Financing  shall bear an interest rate of Twelve  Percent  (12%) per annum with interest  payments only payable monthly in arrears,  for a period of five (5) years,  and repayment of the  principal  balance at the end of the  fifth  year.  The  Completion  Guarantee  (if  any)  shall  be in the  form negotiated  by Developer  with the Senior Lender and may be in the form,  for example,  of the completion  guarantee  entered into by the  Developer's  Affiliate  for Phase I of the Mohegan
Sun Casino development in Connecticut.

            Except as set forth in this  Section  6.3 and in Section  13.21,  the  Tribe,  the
Authority  and the  Developer  agree that this  Agreement  shall not be construed as implying, any  form of  commitment  by the  Developer  or any of its  Affiliates  to  participate  in or provide  any  financing  (other  than  the  Junior  Financing),  guarantees  (other  than  the
Completion  Guarantee) or credit  support or to underwrite or publicly  distribute  securities on behalf of the Tribe or the Authority,  or any assurance that any placement  efforts will be successful.  Notwithstanding  anything  to the  contrary  herein,  it is  understood  that the
Developer is not  undertaking  to provide any legal,  accounting,  or tax advice in connection with its  obligations  hereunder,  and the Tribe and the Authority  shall rely solely upon its own experts therefor.

            6.4       Developer's  Other Funding  Obligation.  (a) Financial  Assistance.  The
                      ---------------------------------------      ---------------------
Developer will provide,  in accordance  with the terms and conditions of this Agreement and as
reasonably   determined   by  the  parties,   financial   assistance  of  up  to  Ten  Million
($10,000,000.00)  Dollars (the "Developer  Financial  Assistance") as is reasonably  necessary to  assist  the  Authority  and the  Tribe  with  (i)  locating,  assessing,  negotiating  and acquiring the  Property,  (ii)  settlement  of the Tribe's New York land claims,  (iii) having the Property taken into trust,  (iv)  negotiation of a Tribal/State  Compact,  (v) negotiation of a local  government  agreement,  (vii)  obtaining  federal,  state and local  approvals and
(viii)  preliminary  preparation  of the Property for Project  development.  The Tribe and the
Authority   acknowledge   that  the  Developer  has  incurred   and/or  accrued   expenses  of
approximately  $800,000  under this Section 6.4 through  December 31, 2000.  In addition,  the
Developer will reimburse the Tribe for  documented  expenses  incurred or accrued by the Tribe through January 31, 2001 in the approximate  amount of  $125,000.The  above amounts  (together with  such  other  additional  amounts  agreed to by the  parties  and  incurred  prior to the execution of this  Agreement)  shall be included in the total Developer  Financial  Assistance expended  under this  Section 6.4. The  Developer  agrees to provide a portion of  Developer's
Financial  Assistance  to the Tribe and/or the Authority to be utilized by them solely for the purposes set forth in this Section 6.4 based upon an approved  budget and accounting  controls to be negotiated  and agreed to by the parties.  The  Developer  Financial  Assistance  budget and  accounting  procedures  shall be  administered  by the  Business  Board or its  appointed representatives.  Except as set forth in Section  6.4(b) below related to the  acquisition  of the Property,  the Developer's  Financial  Assistance  shall be reimbursed out of the proceeds of the  Project  financing  in  accordance  with the  terms  and  conditions  set forth in the
Financing  Agreements.  The provisions of the previous  sentence shall survive any termination of this  Agreement.  Notwithstanding  the above,  in the event the Authority  does not receive
Project  financing or the Required  Approvals,  as contemplated  herein,  then the Developer's
Financial  Assistance  shall be  nonreimbursable.  In addition,  the Developer may suspend its obligations  under this  Section  6.4 in the event the Tribe fails to  materially  perform its obligations set forth in Article 7 of this Agreement.

               (b)    The Property.  As part of the  Developer's  Financial  Assistance to the
                      ------------
Authority  and the Tribe set forth in Section 6.4 (a) above,  the  Developer on the  Effective
Date (or such earlier time as the Developer,  in its sole discretion,  deems appropriate) will contribute  the  Property at  Developer's  actual cost and/or  funds  necessary to acquire the
Property  in an  amount  not to exceed  Three  Million  ($3,000,000.00)  Dollars.  The  amount contributed  by  the  Developer  toward  the  purchase  price  of  the  Property  will  not be reimbursable to the Developer from the proceeds of the financing or otherwise.

                                          ARTICLE 7

                                   OBLIGATIONS OF THE TRIBE

        7.1    Land  Claim  and  Project  Development.  As  a  condition  to  the  Developer's
               --------------------------------------
performance  of  its  obligations  hereunder,   the  Tribe  agrees,  upon  execution  of  this
Agreement,  to utilize its best efforts,  upon terms and  conditions  acceptable to the Tribe, to:  (a)  settle  its Land  Claims  with the  State  of New York and  obtain,  as part of that settlement,  a Compact  containing  the right to develop  and operate  the  Facilities  on the
Property,  (b) make  application  to the United  States  Department  of the  Interior  for the
Property  to be taken into  trust by the United  States for the  purposes  of  permitting  the
Tribe to develop and operate  the  Facilities,  (c) enter into an  agreement  with  applicable local  governing  bodies  providing for  appropriate  incentives to permit  development of the
Project and (d) such other  agreements  relating  to the Project as may be in the  Developer's and the Tribe's best interests.

        7.2    Establishment  of the  Authority.  Within thirty (30) days of execution of this
               --------------------------------
Agreement,  the Tribe shall, in accordance with the Tribe's  Constitution and laws,  establish the Authority (or such similar  instrumentality),  which  Authority  shall remain in existence during  the Term of this  Agreement.  Prior to the  establishment  of the  Authority,  or upon abolishment of the Authority  without a successor,  the Tribe shall have all of the rights and
obligations   set  forth  in  this   Agreement   pertaining   to  the   Authority.   Upon  its
establishment, the Authority shall execute and become a party to this Agreement.

        7.3    Gaming Disputes  Court.  Prior to the Effective Date (and in such time so as to
               ----------------------
effectuate  the  Required  Approvals),  the  Tribe  shall,  in  accordance  with  the  Tribe's
Constitution  and laws,  establish a Gaming Disputes Court with  jurisdiction to hear disputes related to Gaming at the Facility as well as other  disputes  related to the  operation of the
Facility by the Authority and to Gaming  generally.  In addition,  the Gaming  Disputes  Court shall  have  jurisdiction  to  enter  orders  prohibiting  the  impairment  of  contracts  and requiring  due  notice  of any  proposed  changes  of any such  contracts  including,  but not limited to, this  Agreement  and the Financing  Agreements.  The Gaming  Disputes  Court shall remain in existence during the Term of this Agreement.

        7.4    Tribal Gaming  Ordinance.  Prior to the Effective  Date and  continuing  during
               ------------------------
the Term hereof,  the Tribe shall adopt and maintain a Tribal  Gaming  Ordinance to enable the
Tribe and the Authority to fulfill its obligations  under this Agreement,  the Compact and any other  applicable  law as  required  by the IGRA,  which  Ordinance  shall be  approved by the
NIGC.  Nothing contained in such Tribal Gaming  Ordinance,  or actions taken pursuant thereto, shall prejudice or have a material  adverse effect upon  Developer's  rights set forth in this
Agreement;  including  but not  limited to, the tribal  gaming  license  requirements  of said ordinance  applicable to the Developer.  This  provision is not intended to relieve  Developer of its obligations under Section 8.8.

        7.5    Approval of this  Agreement;  Stipulated  Declaratory  Judgment.  (a) The Tribe
               ---------------------------------------------------------------
shall adopt a  resolution  approving  this  Agreement  and  authorizing  its  execution by the
Tribal Council President.

               (b) Upon  execution of this  Agreement  by all the  parties,  the Tribe and the
Authority  shall file a Complaint  with the Tribal  Court  seeking  the entry of a  stipulated declaratory  judgment  upholding the validity and  enforceability of this Agreement,  the form of which will be  mutually  agreed to by the  Tribe,  the  Authority  and the  Developer.  The
Tribe  represents  and  warrants  that the Tribal Court has full  authority  under the Tribe's
Constitution  and laws to enter an order  upholding  the validity and  enforceability  of this
Agreement and the Financing  Agreements,  and to enter orders  prohibiting  the  impairment of contracts and requiring due notice of any proposed  changes of any such  contracts  including, but not limited to, this Agreement and the Financing Agreements.

                                          ARTICLE 8

                           ADDITIONAL DUTIES AND OBLIGATIONS OF THE

                                 AUTHORITY AND THE DEVELOPER

        8.1    Employment of Other  Professionals.  The Authority,  in  consultation  with the
               ----------------------------------
Developer,  shall  select and  employ  other  professionals,  including,  without  limitation, surveyors,  attorneys,  accountants  and public  relations or  advertising  firms,  to perform services required for the Project.

        8.2    Progress  Reports and Meetings.  The Business Board shall have monthly meetings
               ------------------------------
(and other  meetings as may be needed) to discuss  the  progress  of the  Project,  including, without  limitation,  updates to the Project Schedule and Budget, any claims or disputes,  the status of the work, the  administration  of the Developer's  Financial  Assistance  budget and accounting  procedures  and all  other  relevant  items.  The  Developer  shall  submit to the
Authority  monthly  progress  reports  showing  the  then  present  status  of  design  and/or construction  of the Project and shall meet with the  Authority  on a regular  basis to review the status of the Project.

        8.3    Submission  of  Contracts.  The  Developer  agrees  promptly  to  submit to the
               -------------------------
Authority copies of all contracts and  subcontracts  relating to the Project from time to time received by the  Developer  and all other  documents  related to the Project.  The  Developer, with the assistance of the general  contractor and/or the Construction  Manager,  shall assist the  Authority in complying  with the terms of, and maintain in full force,  all contracts for
design  or   construction   of  the  Project  and  any  surety  bonds  issued  in   connection
therewith.  The  Developer  shall  give the  Authority  immediate  notice of: (i) any fault or defect  relating  to  construction  of any  Facility;  (ii) any known  failure of any party to comply with the terms of any contract or bond  relating to any  Facility,  and shall submit to the  Authority  copies of any  correspondence  regarding an alleged  claim,  fault,  defect or default by any Person in  relation  to any  contract or  agreement  relating to any  Facility, together with an explanation  thereof and proposed  corrective  steps of  nonconformance  with the  Plans  and  Specifications.  All  Contractors  that  are  members  or  Affiliates  of the
Developer  must disclose said  affiliation  prior to its execution of any contract  related to the Project.

        8.4    Permits and Licenses.  Except for permitting and licensing  requirements of the
               --------------------
Tribe,  the  Developer  shall  advise  the  Authority  as  to  all  permitting  and  licensing requirements for the Project,  and the Authority,  in consultation  with the Developer,  shall
obtain  or  cause  to  be  obtained  all  permits  and  licenses   required  for  the  design,
construction, equipping and opening of the Project.

        8.5    Maintenance  of  Records.  The  Developer,  the general  contractor  and/or the
               ------------------------
Construction  Manager  and  the  Architect,   shall  maintain  on  the  Property  (or  at  the
Developer's  offices in Waterford,  Connecticut)  all books and records in connection with the design,  construction,  equipping and opening of the Project,  together with all documents and papers pertaining to the Project, including,  without limitation,  general maintenance of such full and  detailed  accounts  as may be  necessary  for  proper  financial  management  of the
Project.  All such  documents  shall at all times be open to the  inspection of the Authority.
Copies  of  such   documents   shall  be  provided  to  the   Authority  or  the   Authority's
representative,  and the Developer  shall  cooperate with any audit of such books and records.
After the expiration or termination of this  Agreement,  the Developer  shall deliver all such books and records  together with all such related  documents and papers to the Authority,  and the Developer shall be entitled to retain a copy.

        8.6    Staffing  of  Project.  (a) The  Developer  shall  have the  responsibility  to
               ---------------------
provide  direction to the  Authority  concerning  the  Authority's  selection,  retention  and training  of all  initial  employees  performing  regular  services  in  connection  with  the management,  operation and  maintenance of the Project on the  Completion  Date. No later than sixty  (60) days prior to the  anticipated  Completion  Date of the  Project  (or any  portion thereof that will be opened for business),  the Developer  shall submit to the Authority,  for its approval,  a detailed  staffing  plan for all  personnel  necessary to operate the Project
(or portion  thereof) in a first class  manner,  which  staffing plan shall  include,  without limitation,  organizational charts, a job classification system with job descriptions,  salary levels and wage  scales  (the  "Staffing  Plan").  The  Staffing  Plan shall be subject to the
Authority's  review and  approval  (which  approval  may be withheld in its sole and  absolute discretion) and to compliance with the Tribe's Preference Ordinance.

        (b)    All prospective employees shall be subject to the Authority's  approval,  which approval may be withheld in the Authority's  sole and absolute  discretion.  All Key Personnel and any and all other  employees as required by the Director of  Regulation  of the  Authority shall be subject to  background  checks to be performed by the  Authority  (and the  Authority shall  have  the  right  to  reject  any  candidate  for any  position  based  on the  results thereof).  In order to maximize  the  benefits of the Project to the Tribe and the  Authority, the Developer  shall act in compliance  with the Tribe's  Preference  Ordinance in recruiting, training and  recommending  candidates  for  employment to the  Authority,  to the extent such preference  is  consistent  with  applicable  law  in  all  job  categories  of  the  Project, including,  without  limitation,  management  positions.  The  Developer  shall  supervise all activities  determined  necessary by the  Authority to recruit and train Tribal  members,  and other  qualified  persons  who meet the  tribal  preference,  including,  without  limitation, providing job fairs for members of the Tribe and clearly  specifying the tribal  preference in all job advertisements.

        (c)    Notwithstanding  anything contained herein to the contrary,  from and after the
Completion  Date of the Project (or any portion  thereof which is sooner opened for business), all decisions  with respect to the  management,  operation and  maintenance of the Project (or portion thereof) shall be made exclusively by the Authority.

        8.8    Suitability/Licensing  Requirements.  Subject to the provisions of this Section
               ------------------------------------
8.8 and Section 7.4 of this  Agreement,  the  Developer  and any  successors or assigns of the
Developer  shall:  (i) be subject to the  regulatory  power of the  Authority  as set forth in the Tribal Gaming  Ordinance,  (ii)  demonstrate its suitability for a gaming license from the
Authority and (iii) maintain that  suitability  throughout the term of this Agreement.  At the time of execution of this Agreement,  Developer has  demonstrated  to the  satisfaction of the
Tribe and the Authority that Developer's  affiliates,  including Trading Cove Associates,  and their  respective  principals  hold Gaming  Services  Registrations  issued by the Division of
Special Revenue for the State of Connecticut (the "Gaming  Registrations"),  and that SINA and certain of its affiliates,  and their respective  principals have been qualified for licensure in  conjunction  with  casino  gaming  licenses  issued by the State of New Jersey  and/or the
Commonwealth  of The Bahamas (the "Gaming  Licenses").  Since the  principals of Developer and
Developer's  affiliated entities have successfully  completed  background checks and have been qualified  for  licensure as part of the process for  granting the above Gaming  Registrations and  Gaming  Licenses,  the Tribe and the  Authority  acknowledge  and  agree,  at the time of execution  of this  Agreement,  that  Developer  is a suitable  company with whom to engage in gaming  related  activities  under the Tribe's  current gaming  regulations  applicable to the
Tribe's  gaming  operations  in the State of  Wisconsin,  and is deemed  eligible for a tribal gaming  license  when  the  Tribal  Gaming  Ordinance  licensing  process  is  in  place.  The licensing  process set forth in the Tribal  Gaming  Ordinance  shall not be stricter  than the
certification   requirements  currently  in  effect  under  the  Tribe's  Wisconsin  licensing
process.   Continued  suitability  for  a  tribal  gaming  license  under  the  Tribal  Gaming
Ordinance during the term of this Agreement is a material condition of this Agreement.

                                          ARTICLE 9

                      COMPENSATION TO THE DEVELOPER & TERM OF AGREEMENT

        9.1    Developer Fee. As compensation  to the Developer for the  Developer's  services
               -------------
 performed  hereunder  related to the Project,  the Authority  shall make certain  payments to the Developer  ("the Developer Fee," as defined below in Section  9.1(a)),  without  set-off, deduction  or counter  claim  (except as may be required to satisfy an  arbitration  award in favor of the Tribe  and/or the  Authority  against  the  Developer  entered  pursuant  to the provisions  of Section 12.2 of this  Agreement).  The Developer Fee shall be paid and consist of those amounts computed in accordance with paragraph (a) as set forth below:

        (a)    Within  fifteen (15) days  following the end of the calendar month in which the
 Gaming  Facility  opens and  thereafter  within  fifteen (15) days  following the end of each successive  calendar  month during the Term hereof the  Authority  shall pay the Developer an amount equal to five  percent  (5.0%) of Revenues  from the  Facilities  received  during the preceding month (the "Developer Fee").

        (b)    Within  fifteen  (15) days  following  the end of each Fiscal  Month during the
Term hereof,  the  Authority  shall provide to the Developer  operating  financial  statements derived  from the  preceding  Fiscal Month which  include,  without  limitation,  all Revenues generated  by the  Facilities  and the  amount of the  Developer  Fee paid or  payable  to the
Developer  pursuant to Section 9.1(a) (the "Monthly  Financial  Statements").  Such statements shall be prepared in accordance  with GAAP,  consistently  applied,  and shall be certified as true and complete by the  Authority.  Upon  reasonable  notice and at  reasonable  times,  the
Developer,  or its duly  authorized  representatives,  shall  have  on-site  access to, and be entitled to photocopy,  the books and records of the Authority  relating to the Facilities for the purpose of verifying the Monthly Financial  Statements.  In addition,  the Developer shall have  the  right,  at  the  Developer's  expense,  to  audit  these  financial  statements  by examination  of all or any part of the books and records of the Authority or the Facility,  as the Developer, in its sole discretion, may require.

        (c)    Within  forty-five  (45) days  following the end of each Fiscal  Quarter during the Term,  the Authority  shall provide to the Developer  operating  financial  statements for the preceding  Fiscal  Quarter which have been reviewed by nationally  recognized  independent auditors selected by the Authority which include,  without limitation,  all Revenues generated by the  Facilities  and the  amount of the  Developer  Fee paid or  payable  to the  Developer pursuant to Section 9.1(a) (the "Quarterly  Financial  Statements").  Such statements shall be prepared in accordance  with GAAP,  consistently  applied,  and shall be certified as true and complete by the Authority.  Upon  reasonable  notice and at reasonable  times,  the Developer, or its duly  authorized  representatives,  shall have  on-site  access to, and be  entitled to photocopy,  the books and records of the Authority  relating to the Facilities for the purpose of verifying the Quarterly  Financial  Statements.  In addition,  the Developer shall have the right, at the Developer's  expense, to audit these financial  statements by examination of all or any part of the books and records of the Authority or the Facility,  as the  Developer,  in
its sole discretion, may require.

        (d)    Within  ninety  (90) days  following  the end of each  Fiscal  Year (or portion thereof) during the Term, the Authority shall provide to the Developer  operating  statements derived  from  audited  financials  for the  preceding  Fiscal  Year which  include,  without limitation,  all Revenues  generated by the  Facilities  and the amount of the  Developer Fee paid or payable to the  Developer  pursuant  to  Sections  9. 1 (a) (the "Year End  Financial
 Statements").  Such  statements  shall be  prepared  in  accordance  with GAAP,  consistently applied,  and shall be  certified  as true and complete by the  Authority  and by  nationally recognized  independent  auditors  selected by the Authority.  Upon reasonable  notice and at reasonable times, the Developer, or its duly authorized  representatives,  shall have on-site access to, and be entitled to photocopy,  the books and records of the Authority  relating to the  Facilities  for  the  purpose  of  verifying  the  Year  End  Financial  Statements.  In addition,  the  Developer  shall have the right,  at the  Developer's  expense,  to audit the financial  statements  by  examination  of all or any part of the  books and  records  of the
 Authority or the Facility, as the Developer, in its sole discretion, may require.

        (e)    To the extent  that the  Developer  Fee (or  portion  thereof) is not paid when due, such amounts  shall earn  interest at a rate of twelve  percent (12%) per annum from the due date  thereof  until the date payment is made (or if such rate of interest is not lawful, at the  maximum  lawful  rate of  interest).  This  Section  9.1(e)  shall  not  apply to any payment  of the  Developer  Fee which has been  delayed  on  account  of the  payment  of any
 Minimum Priority Distribution under Section 10.1 of this Agreement.

        (f)    In the event that (i) a Casualty Event shall have occurred,  (ii) the Developer has not  elected to declare a Tolling  Event  pursuant  to Section  13.20  hereof,  and (iii)
 Revenues  for any  month  in which a  Casualty  Event  continues  are  less  than the  Gaming
 Facility  Revenues for the same month of the preceding year (the "Comparative  Month"),  then all  proceeds  from  business  interruption  insurance  shall  be  paid to  Developer  by the
 Authority until the entire amount of the Developer Fee (based on the  Comparative  Month) due each month during the period of the Casualty Event is paid.

        (g)    The  Authority  shall  provide to the  Developer  annual  capital and operating budgets for the Project and any  revisions  thereto.  Such  budgets  shall be provided to the
 Developer  within five (5) days of the  Authority's  approval of same,  but in no event later than December 1st of the preceding year.

       9.2     Term.  The  term of this  Agreement  shall  commence  on the date  first  above
               ----
written,  and shall  continue  for a period of twenty  (20)  years  after the  opening  of the
Gaming  Facility to the general public (the "Term");  provided,  however,  that this Agreement shall remain in full force and effect until all  Developer  Fees have been paid in  accordance with this Article 9.

                                          ARTICLE 10

                              CERTAIN COVENANTS OF THE AUTHORITY

       10.1    Payments to the Tribe.  (a)  Other than the Minimum  Priority  Distribution set
               ---------------------
forth in Section  10.1(b) below,  the Authority  shall not make any payment or distribution to or for the benefit of the Tribe,  any  Affiliate  of the Tribe,  or make any  distribution  to members  of the Tribe (i) prior to the  payment  in full of the  Developer  Fees then due,  or
(ii) at anytime if any Developer Fees are outstanding.

             (b)  Minimum  Priority  Distribution.  Within fifteen (15) days following the end
                  -------------------------------
of the calendar month in which the Gaming  Facility  opens and thereafter  within fifteen (15)
days following the end of each  successive  month during the Term hereof,  the Authority shall pay to the Tribe one twelfth  (1/12) of the Minimum  Priority  Distribution  from the Revenues of the  Facilities,  to the  extent  available.  Any  underpayment  of  the  Minimum  Priority
Distribution  in any calendar month shall be added to the Minimum  Priority  Distribution  due the following  calendar  month.  The Developer Fee shall be subordinate in all respects to the payment of the Minimum Priority Distribution.

       10.2    Affiliate  Transactions.  The  Authority  shall not sell,  lease,  transfer  or
               -----------------------
otherwise  dispose of any of its  properties  or assets to, or purchase any property or assets from,  or  enter  into or make  any  contract,  agreement,  understanding,  loan,  advance  or
Guarantee  with,  or for the benefit of the Tribe,  an  Affiliate of the Tribe or an Affiliate
of the  Authority  (each  of the  foregoing,  an  "Affiliate  Transaction"),  unless  (i) such
Affiliate  Transaction  is on terms that are no less  favorable  to the  Authority  than those that would have been obtained in a comparable  transaction  by the Authority with an unrelated
Person,  and (ii) the  Authority  delivers to the  Developer (a) with respect to any Affiliate
Transaction  involving  aggregate  payments in excess of Two Million Dollars  ($2,000,000),  a resolution adopted by the Authority  approving such Affiliate  Transaction and set forth in an
Officer's  Certificate a certification  that such Affiliate  Transaction  complies with clause
(i) above, and (b) with respect to any Affiliate  Transaction  involving aggregate payments in excess of Ten  Million  Dollars  ($10,000,000),  a written  opinion as to the  fairness to the
Authority from a financial point of view issued by an Independent Financial Advisor.

       10.3    Subsidiaries.   The   Authority   will   not   create,   acquire   or  own  any
               ------------
instrumentality,   subdivisions   or   subunits   unless  the   actions  and  assets  of  such
instrumentalities,  subdivisions  or  subunits  are  subject  to or bound by the terms of this
Agreement.

       10.4    Business  Purpose.  During the Term,  the  Authority  (or any  assignee  of the
               -----------------
Authority  permitted under this  Agreement),  directly or indirectly,  shall not engage in any business or activity other than the Principal Business.

       10.5    Operation of Gaming Facility.  During the Term, the Authority shall operate the
               ----------------------------
Gaming  Facility  for the  primary  purpose  of  conducting  Gaming,  in  accordance  with all applicable Compact provisions, related agreements and regulations.

       10.6    Replacement  or  Restoration  Following  Casualty.  If all or a portion  of the
               -------------------------------------------------
Facilities  are damaged by fire or other  casualty,  the  Authority  promptly  shall cause the
Facilities  to be  replaced or restored to  substantially  the same  condition  (or better) as immediately prior to the occurrence of such fire or other casualty;  provided,  however,  that in no event shall the Authority be obligated to expend for any  replacement  or restoration an amount in excess of the  insurance  proceeds  recovered by the  Authority and allocable to the damage to the Facilities  after deduction of any amounts  required to be paid to any holder of
Indebtedness.  If insurance  proceeds are not available to the Authority for such  replacement
or  restoration,   the  Authority  shall  use  reasonable   efforts  to  obtain  financing  on
commercially  reasonable  terms  (including  terms which provide  recourse only to cash of the
Authority  and  undistributed  and  future  revenues  of  the  Authority)  to  undertake  such replacement or restoration of the Facilities.

                                             ARTICLE 11

                                             TERMINATION

       11.1    Material  Breach.  This  Agreement  may only be  terminated by the Authority or
               ----------------
the  Developer  if the  other  party  commits  any  material  breach or fails to  perform  any material  duty or  obligation  of this  Agreement.  Upon  learning  of a  material  breach  or default,  the  non-breaching  party shall send written  notice of: (i) any  monetary  material breach or default to the breaching  party within ten (10) days of learning of the breach,  and
(ii) any  nonmonetary  material  breach within thirty (30) days of learning of the breach.  If the breaching party fails to cure the material  breach or default within  forty-five (45) days of receipt of such written notice from the non-breaching  party, the  non-breaching  party may terminate  this  Agreement  by providing  the  defaulting  party with a notice of  termination
(which  shall  be  immediately  effective).  Notwithstanding  the  above,  the  Tribe  and the
Authority  shall  have no  right  to  terminate  this  Agreement  for  any  reason  after  the
Completion  Date of the first Phase of the Gaming  Facility;  provided,  however,  that if the
Developer acts in bad faith or is grossly  negligent  with respect to Developer's  obligations to perform  development  services  related to expansions  of the Project after the  Completion
Date of the  first  Phase  of the  Project,  unreasonably  refuses  to  perform  any  material development  services related to future Phases of the Project after being reasonably  directed to do so by the  Authority  or fails to  continue  to meet the  suitability  requirements  for licensure  pursuant to Section 8.8 of this Agreement:  then (i) the Authority,  subject to the provisions  of Article 12 of this  Agreement,  as its sole remedy  under this  Agreement,  may terminate  Developer's  exclusive rights to perform development services related to expansions of the Project as set forth in Recital F, and (ii)  Developer  shall be paid a  Developer  Fee for the  remainder  of the Term of this  Agreement  in an annual  amount  equal to the  amount earned by Developer  under this  Agreement  in the calendar  year  immediately  preceding  the termination of Developer's  future services (e.g., if Developer's  annual Developer Fee in the calendar year  immediately  preceding the  termination  of Developer's  exclusive  development rights is $20  million,  the  annual  Developer  Fee  payable to  Developer  for each year (or portion  thereof)  of the  remainder  of the  Term  of the  Agreement  would  be $20  million, prorated for any partial year).

        11.2   Failure  of Tribe to  Obtain  Required  Approvals.  The  failure  of the  Tribe
               --------------------------------------------------
and/or the  Authority to obtain the  Required  Approvals by December 31, 2002 shall be grounds for  termination  of this  Agreement by the Developer  upon written notice to the Tribe and/or the  Authority.  Neither the Tribe nor the Authority has any liability for any funds  expended or committed by the  Developer  under this  Agreement in the event of  termination  under this
Section 11.2.

        11.3   Failure  to Secure  Agreements  Under  Article  6. The  failure  to secure  the
               -------------------------------------------------
Financing  Agreements  and/or  Completion  Guaranty in accordance with Sections 6.2 and 6.3 of this  Agreement,  or any one of them, by December 31, 2004,  shall be grounds for  termination of this Agreement by the Authority  upon written  notice to the  Developer.  Neither the Tribe nor the  Authority  has any  liability  for any funds  expended or committed by the  Developer under this Agreement in the event of termination under this Section 11.3.

       11.4    Stay of Termination  Pending  Arbitration.  If a party shall exercise its right
               -----------------------------------------
to terminate  pursuant to Sections 11.1, 11.2 or 11.3 above,  and there is a material  dispute in  arbitration  with respect to the terms of this Agreement or  circumstances  regarding such termination  pending,  then the  termination  shall be stayed  until such time as the issue is resolved.

                                          ARTICLE 12

                                      DISPUTE RESOLUTION

        12.1   Authority's Limited Consent to Suit. (a) The Authority,  a subordinate economic
               -----------------------------------
entity  chartered  by the Tribe  pursuant to the Tribal  Council's  power under  Article  VII,
Section 1(g) of the Tribe's  Constitution,  shares the Tribe's sovereign immunity.  Subject to
Section  12.4  below,  the  Authority  (and the Tribe on behalf  of the  Authority)  expressly waives the Authority's  immunity from unconsented  suit,  solely for the purpose of permitting the Developer to seek the  following  actions and remedies:  (i) the  enforcement  of an award of actual damages by arbitration;  provided,  however, that the arbitrator(s) and/or the court shall have no authority or jurisdiction  to order execution  against any assets or revenues of the  Authority  except  those set forth in  Section  12.4  below,  (ii) the  enforcement  of a determination  by an arbitrator  that prohibits the Authority from taking an action that would prevent the  operation of this  Agreement or the  Developer  from  performing  this  Agreement pursuant to its terms, or that requires the Authority to  specifically  perform any obligation under this Agreement,  (iii) an action to compel  arbitration  pursuant to Section 12.3 and/or to preserve  the status quo for  forty-five  (45) days during  disputes as required by Section
12.6 for which a demand notice for  arbitration  has been given  pursuant to Section 12.3, and
(iv) an action  to  enforce  the  provisions  of  Sections  13.15 and 13.18 of this  Agreement during a pending  dispute for which a demand notice for  arbitration  has been given  pursuant to Section  12.3,  in the event the  Authority  breaches  Section  13.15 or 13.18 prior to the entry of an  arbitrator's  order under Section 12.3, or if the arbitrator has refused to issue an order under Section 12.3  regarding the  enforcement  of the provisions of Section 13.15 or
13.18.  The  parties  agree that any suit  commenced  pursuant to this  Section  12.1 shall be brought in: (a) the United States  District  Court for the Southern  District of New York (and
appeals  therefrom  shall be brought in the United  States  Circuit  Court of Appeals  for the
Second  Circuit  and the United  States  Supreme  Court) or (b) if the United  States  Federal
Courts lack  jurisdiction,  in the Supreme Court of New York (and appeals  therefrom  shall be brought in the New York State Appellate  Courts) or, (c) if none of the foregoing  courts have jurisdiction,  then in any court of competent jurisdiction including,  but not limited to, the
Gaming  Disputes  Court or Tribal  Court.  The  Authority,  subject to the  provisions of this
Section 12.1,  hereby:  (i) accepts the exclusive  jurisdiction of the aforesaid courts,  (ii)
irrevocably  agrees to be bound by any final judgment  (after any and all appeals) of any such court,  and (iii)  irrevocably  waives,  to the fullest extent permitted by law, any objection which it may now or hereafter  have to the laying of venue of any suit,  action or proceedings brought in any such court,  and further  irrevocably  waives,  to the fullest extent permitted by law,  any claim  that any suit,  action or  proceedings  brought in any such court has been brought  in any  inconvenient  forum,  and (iv) with  respect to the  enforcement  of an award rendered  in  an  arbitration  conducted  pursuant  to  Section  12.3,  the  Authority  hereby irrevocably  accepts and submits to the exclusive  jurisdiction  of such Court with respect to any  such  action,  suit  or  proceeding.  The  Authority  and the  Tribe,  on  behalf  of the
Authority,  expressly waive any requirement of exhaustion of tribal  remedies,  and agree that they will not present any  affirmative  defense  based on any alleged  failure to exhaust such remedies.  The limited  waiver  contained in this Section 12.1 shall be strictly  construed as limited to the actions and remedies  contained herein against the Authority,  and shall not be construed  as limiting the power of the  arbitrator  or the court to award  remedies  provided for in this Agreement against any other Parties to this Agreement.

        (b)    Service of  Process.  The  Authority  hereby  appoints  CSC The  United  States
               -------------------
Corporation   Company,  80  State  Street,  Sixth  Floor,  Albany,  New  York  12207,  as  its
authorized  agent on which any and all legal  process  may be  served in any  action,  suit or proceeding  which is  brought  in any  Court  referenced  above.  The  Authority  agrees  that service of process upon such agent,  together  with notice of such  service  given as provided in Section  13.6,  shall be deemed to be  effective  service of process upon it in any action, suit or  proceeding  referred  to in this  Section  12.1.  If for any reason  such agent shall cease to be available  to act as such,  the  Authority  agrees to designate a new agent in New
York, on the terms and for the purposes of this Section  12.1,  and the  Authority  shall,  as soon as  practicable,  give  notice to the other  Parties  of such new agent.  Nothing  herein shall be deemed to limit the  ability of any party  hereto to serve any such legal  process in any other manner permitted by applicable law.

        12.2   Tribe's  Limited  Consent to Suit.  (a) If: (a) the  Authority,  or a successor
               ---------------------------------
entity formed  pursuant to Section 13.8 of this Agreement,  is no longer in existence,  or has had its  authority to perform the  Authority's  obligations  and  responsibilities  under this
Agreement  diminished or abolished,  or (b) the arbitrator or a court  compelling  arbitration or enforcing an  arbitrator's  award finds that the Tribe is an  indispensable  party (as that term is defined in the rules of the American  Arbitration  Association,  the Federal  Rules of
Civil  Procedure  or the New York  Rules  of  Civil  Procedure),  so that  arbitration  cannot proceed  unless the Tribe is  joined,  or (c) the Tribe  breaches  the  provisions  of Section
13.15  or  13.18  of  this  Agreement,  then  the  Tribe  expressly  agrees  (subject  to  the limitations  set forth in Section 12.4 of this  Agreement) to a limited waiver of its immunity from  unconsented  suit,  solely  for the  purpose of  permitting  the  Developer  to seek the following  actions  and  remedies:  (i) the  enforcement  of an award  of  actual  damages  by arbitration;  provided,  however, that the arbitrator and/or the court shall have no authority or jurisdiction  to order  execution  against any assets or revenues of the Tribe except those set forth in Section 12.4 below,  (ii) the  enforcement  of a  determination  by an arbitrator that  prohibits  the Tribe from taking an action  that would  prevent  the  operation  of this
Agreement  pursuant  to its terms,  or that  requires  the Tribe to  specifically  perform any obligation  under this Agreement,  (iii) an action to compel  arbitration  pursuant to Section
12.3 and/or to preserve the status quo for  forty-five  (45) days during  disputes as required by Section 12.6 for which a demand notice for  arbitration  has been given pursuant to Section
12.3,  and (iv) an  action to  enforce  the  provisions  of  Sections  13.15 and 13.18 of this
Agreement  during a pending  dispute for which a demand notice for  arbitration has been given pursuant to Section  12.3,  in the event the Tribe  breaches  Section  13.15 or 13.18 prior to the entry of an  arbitrator's  order under  Section 12.3 or if the  arbitrator  has refused to issue an order under  Section 12.3  enforcing the  provisions  of Section 13.15 or 13.18.  Any action  brought  under this  Section  12.2 shall be brought in the courts set forth in Section
12.1.  The Tribe,  subject to the  provisions  of this Section 12.2,  hereby:  (i) accepts the exclusive  jurisdiction of the aforesaid  courts,  (ii) irrevocably  agrees to be bound by any final judgment (after any and all appeals) of any such court,  and (iii)  irrevocably  waives, to the fullest  extent  permitted by law, any objection  which it may now or hereafter have to the  laying of venue of any  suit,  action  or  proceedings  brought  in any such  court,  and further  irrevocably  waives, to the fullest extent permitted by law, any claim that any suit, action or proceedings  brought in any such court has been brought in any  inconvenient  forum, and (iv) with respect to the  enforcement of any award  rendered in an  arbitration  conducted pursuant to Section 12.3,  the Tribe hereby  irrevocably  accepts and submits to the exclusive jurisdiction  of such Court with respect to any such  action,  suit or  proceeding.  The Tribe expressly  waives any  requirement of exhaustion of tribal  remedies,  and agrees that it will not present any  affirmative  defense based on any alleged  failure to exhaust such  remedies.
The Tribe's  limited  consent to suit is expressed by a resolution of the Tribal  Council (the
"Resolution")  which  Resolution is attached as Exhibit A to this  Agreement and  incorporated herein  solely  for  the  purpose  of  referencing  this  Section  12.2.  To  the  extent  any inconsistency  exists  between the  provisions  of this Section 12.2 and the  Resolution,  the provisions of this Section 12.2 shall prevail.  The limited  waiver  contained in this Section
12.2 shall be  strictly  construed  as limited to the actions and  remedies  contained  herein against the Tribe,  and shall not be construed as limiting the power of the  arbitrator or the court to award  remedies  provided  for in this  Agreement  against any other  Parties to this
Agreement.

        (b)    Service  of  Process.   The  Tribe  hereby   appoints  CSC  The  United  States
               --------------------
Corporation   Company,  80  State  Street,  Sixth  Floor,  Albany,  New  York  12207,  as  its
authorized  agent on which any and all legal  process  may be  served in any  action,  suit or proceeding  which is brought in any Court  referenced to above.  The Tribe agrees that service of process  upon such  agent,  together  with  notice of such  service  given as  provided  in
Section 13.6, shall be deemed to be effective  service of process upon it in any action,  suit or  proceeding  referred to in this Section  12.2. If for any reason such agent shall cease to be  available to act as such,  the Tribe  agrees to designate a new agent in New York,  on the terms  and  for  the  purposes  of  this  Section  12.2,  and  the  Tribe  shall,  as  soon as practicable,  give  notice to the other  parties of such new agent.  Nothing  herein  shall be deemed to limit the ability of any party  hereto to serve any such legal  process in any other manner permitted by applicable law.

        12.3   Arbitration.  All  disputes,   controversies,  or  claims  arising  out  of  or
               -----------
relating to this Agreement or the  termination  of this Agreement  shall be settled by binding arbitration in accordance with the commercial  arbitration  rules of the American  Arbitration
Association  and the Federal  Arbitration  Act.  The parties  agree that  binding  arbitration shall be the sole  remedy  as to all  disputes,  controversies,  or claims  arising  out of or relating  to this  Agreement,  unless the parties  mutually  agree in writing  otherwise.  The arbitrator(s)  shall  have  no  authority  to  award  consequential,  incidental  or  punitive damages,  or attorney's  fees or costs but,  shall have the authority to award actual  damages and/or equitable  relief,  including,  but not limited to, an emergency order for temporary or preliminary  injunctive  relief entered on short notice to preserve the status quo for 45 days during  disputes as required by Section 12.6 of this  Agreement,  and an  emergency  order for temporary or preliminary  injunctive  relief entered on short notice  enforcing the provisions of Sections 13.15 and 13.18 of this Agreement.  In determining any matter,  the  arbitrator(s)
shall apply the terms of this  Agreement,  including,  without  limitation,  Sections 12.4 and
12.5,  without adding to, modifying or changing the terms in any respect,  and shall apply the laws of the State of New York. All  arbitration  hearings shall be held at a place  designated by the  arbitrator(s)  in New York,  New York.  Arbitration  shall be  initiated  by the Party making the claim by service of a demand  notice for  arbitration  pursuant to Section  13.6 of this Agreement within one-hundred eighty (180) days of actual notice of the claim.

        12.4   Limited  Liability  of the Tribe;  Authority's  or Tribe's  Assets.  Nothing in
               ---------------------------------  -------------------------------
this  Agreement  shall  obligate  or  authorize  the payment or  encumbrance  of any assets or revenues  of the  Authority  or the Tribe  other  than cash of the  Authority  (except  to the extent the  Authority  can  demonstrate  such cash was  derived  from a source  other than the
Facilities) and undistributed and future revenues of the Facilities.  No director,  officer or office holder, employee,  agent,  representative or member of the Authority or the Tribe shall have any personal  liability for any  obligations  of either the Tribe or the Authority  under this  Agreement  or for any claim based upon,  in respect of, or by reason of such  Agreement, or related in any manner  whatsoever  to this  Agreement.  Except as set forth in Section 12.2 of this  Agreement,  the  Tribe  shall  not  have any  liability  for any  obligations  of the
Authority  under this  Agreement  or for any claim based upon,  in respect of, or by reason of such obligations or their creation.

        12.5   Limit  of  Damages  Payable  by  Developer.  Notwithstanding  anything  in this
               ------------------------------------------
Agreement to the  contrary,  the  Developer  shall not be liable  hereunder for the payment of damages to the Authority in excess of the amount of Ten Million ($10,000,000.00) Dollars.

        12.6   Performance  During  Disputes.  The parties mutually agree that during any kind
               -----------------------------
of controversy,  claim, disagreement or dispute,  including,  without limitation, a dispute as to the validity of this  Agreement,  the  Authority  and the Developer  shall  continue  their performance  of the  provisions of this  Agreement  for a period of forty-five  (45) days from receipt of a notice of material breach  pursuant to Section 11.1,  provided funds necessary to pay Project costs which  continue to be incurred  (other than amounts in dispute)  continue to be available.

                                          ARTICLE 13

                                   MISCELLANEOUS PROVISIONS

        13.1   Force  Majeure  Events.  Notwithstanding  anything  in  this  Agreement  to the
               ----------------------
contrary,  the parties hereto shall be excused from their obligations  hereunder to the extent and for so long as such party shall be prevented  from  compliance by reason of "Force Majeure
Causes,"  provided  notice of such  inability  to  comply is given to the other  party to this
Agreement  within ten (10) days after actual  knowledge of the  occurrence by the party giving notice of the applicable Force Majeure Cause.

        13.2   Authorization.  The Parties  represent  and warrant to each other that each has
               -------------
full power and  authority to execute this  Agreement  and to be bound by and perform the terms hereof.  Each party shall furnish  evidence of such  authority to the other.  The parties each represent  and  warrant to the other that the  execution,  delivery  and  performance  of this
Agreement shall not conflict with the terms of their organizational  documents,  any agreement to which it is a party or by which it is bound or any law,  rule or  regulation to which it is subject.

        13.3   Relationship.  The  Tribe,  the  Developer  and  the  Authority  shall  not  be
               ------------
construed  as joint  venturers  or  partners  of each other by reason of this  Agreement,  and neither  shall  have the  power to bind or  obligate  the  other  except  as set forth in this
Agreement.  The  Developer  is retained by the Tribe and the  Authority  only for the purposes and to the extent set forth in this Agreement,  and the Developer's  relationship to the Tribe and the Authority shall be that of an independent contractor.

        13.4   Governing   Law.   The  rights  and   obligations   of  the   parties  and  the
               ---------------
interpretation  and  performance of this Agreement  shall be governed by the laws of the State of New York.

        13.5   Amendment.  No  modification  or amendment to this Agreement shall be effective
               ---------
unless  mutually  agreed  upon by the  parties in  writing  and unless  such  modification  or amendment has received any required regulatory approval.

        13.6   Notices.  All notices,  demands,  requests or other communications which may be
               -------
or are  required  to be  given,  served or sent to any party in  connection  with the  matters which  are the  subject  of this  Agreement  shall  be in  writing  and  shall  be  personally delivered to such party or mailed first  class,  certified  mail,  return  receipt  requested, postage  prepaid,  or transmitted by a major overnight  commercial  courier or by facsimile to the address for such party as set forth  below,  or to such other  address  furnished  by such parties for such purpose by means of notice pursuant to this Section 13.6:

             If to Developer or Developer Guarantors:

               c/o Trading Cove
               914 Hartford Turnpike
               P.O. Box 60
               Waterford, CT 06385
               Attn:  Len Wolman, Chief Executive Officer
               Phone:  (860) 442-4559
               Facsimile:  (860)  447-8554

             With copies to:

               c/o Sun International
               Coral Towers
               P.O. Box N-4777
               Paradise Island
               Nassau, The Bahamas
               Attn:  Charles Adamo
               Phone:  (242) 363-2509
               Facsimile:  (242) 363-4581

             And to:

               Boies, Schiller & Flexner LLP
               80 Business Park Drive
               Suite 110
               Armonk, New York 10504
               Attn:  Philip Korologos, Esq.
               Phone:  (914) 749-8200
               Facsimile:  (914) 273-9810

             If to the Tribe or the Authority:

               c/o Stockbridge-Munsee Band of Mohican Indians
               N8476 MohHeCon Nuck Road
               P. O. Box 70
               Bowler, Wisconsin  54416
               Attn:  Robert Chicks, Tribal President
               Phone:  (715) 793-4111
               Facsimile:  (715) 793-4856

             With copy to:

               Stockbridge-Munsee Band of Mohican Indians
               N8476 MohHeCon Nuck Road
               P. O. Box 70
               Bowler, Wisconsin  54416
               Attn:  Sharon Greene-Gretzinger, Tribal Attorney
               Phone:  (715) 793-4392
               Facsimile:  (715) 793-4856

               And to:

               Waltraud A. Arts, Esq.
               Quarles & Brady LLP
               Firstar Plaza
               One South Pinckney Street
               Suite 600
               Madison, Wisconsin  53703-2808
               Phone:  (608) 283-2469
               Facsimile:  (608) 251-9166

        Notices  delivered  by mail shall be deemed  given  five (5) days after such  mailing.
Notices  given by hand delivery  shall be deemed given on the date of delivery.  Notices given by  overnight  commercial  courier  shall be  deemed  given on the  business  day  immediately following  transmittal,  and notices  delivered by facsimile shall be deemed given on the date of transmission if the transmission is confirmed.

        13.7   Third Party  Beneficiary.  This Agreement is exclusively for the benefit of the
               ------------------------
parties  hereto,  and it may not be  enforced  by any party  other  than the  parties  to this
Agreement  and shall not give rise to liability  to any third party other than the  authorized successors and assigns of the parties pursuant to Section 13.8.

        13.8   Successors and Assigns.  The benefits and  obligations of this Agreement  shall
               ----------------------
inure  to and be  binding  upon  the  parties  hereto  and  their  respective  successors  and assigns.  This  Agreement  shall not be assigned by the Developer or the Developer  Guarantors without the prior written  consent of the Authority  (which consent shall not be  unreasonably withheld)  and any  required  approvals  by the  Bureau of Indian  Affairs  or its  authorized representatives;  provided,  however,  that  Developer  shall (i) have the right to assign the receipt of Developer  Fee payments at any time without the consent of the  Authority  and (ii)
shall have the right to assign this  Agreement  after the  completion  of the Project  without the consent of the Authority  provided the assignee complies with the licensing  provisions of
Section  8.8 of  this  Agreement.  This  Agreement  shall  not be  assigned  by the  Authority without the prior written  consent of the Developer  (which consent shall not be  unreasonably withheld),  provided,  however,  that the Authority may, without the consent of the Developer, but  subject  to any  required  approvals  of the Bureau of Indian  Affairs or its  authorized representative,  assign this Agreement to the Tribe,  another  instrumentality of the Tribe or an entity wholly owned by the Tribe  organized to conduct the  Authority's  gaming  enterprise and the  business  of the  Facility  if such  assignment  is made  after the  Effective  Date, provided  such entity has credit  worthiness  equal to or greater than the  Authority.  In the event  of  any  such  permitted  assignment  by  the  Authority,  the  Authority's  authorized assignee,  or the Developer,  the assigning party shall be relieved of its  obligations  under this  Agreement  which  accrue from and after the date of the  assignment,  provided  that the assignee  shall assume in writing the  obligations  of the assignor  under this  Agreement and agree to perform  and be bound by the terms and  provisions  hereof  effective  from and after the date of such assignment.

        13.9   Severability.  The  invalidity of any one or more  provisions  hereof or of any
               ------------
other  agreement or instrument  given pursuant to or in connection  with this Agreement  shall not  affect  the  remaining  portions  of  this  Agreement  or any  such  other  agreement  or instrument or any part thereof,  all of which are inserted  conditionally  on their being held valid  in law;  and in the  event  that  one or more of the  provisions  contained  herein  or therein  should be  invalid,  or should  operate to render  this  Agreement  or any such other agreement or instrument invalid,  the parties agree to negotiate,  in good faith, to modify or amend  such  invalid  provision  to obtain  for the  parties  the  intended  benefits  of such provision (or this Agreement and such other  agreements and instruments  shall be construed as if such invalid provision had not been inserted).

        13.10  Entire  Agreement.  This Agreement  (including any exhibits referred to herein)
               -----------------
represents  the entire  agreement  between  the  parties  hereto  with  respect to the subject matter  hereof.  No other  representations,  warranties,  promises or  agreements,  express or implied,  shall exist between the parties unless such  representations,  warranties,  promises or agreements are in writing and bear a date subsequent to the date of this Agreement.

        13.11  Headings.  The headings used in this  Agreement are for the  convenience of the
               --------
parties only and shall not modify nor restrict any of the terms or provisions hereof.

        13.12  Waivers.  No failure or delay by the  Developer,  the Tribe or the Authority to
               -------
insist upon the strict  performance  of any  covenant,  agreement,  term or  condition of this
Agreement,  or to  exercise  any right or remedy  consequent  upon the breach  thereof,  shall constitute a waiver of any such breach or any subsequent  breach of such covenant,  agreement, term,  or  condition.  No covenant,  agreement,  term or condition  of this  Agreement  and no breach thereof shall be waived,  altered or modified except by written  instrument.  No waiver of any breach shall affect or alter this Agreement,  but each and every  covenant,  agreement, term and condition of this  Agreement  shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

        13.13  Periods of Time. Unless otherwise  specified  herein,  all references to "days"
               ---------------
shall mean calendar days.  Whenever any  determination  is to be made or action is to be taken on a date  specified  in this  Agreement,  if such date  shall fall on a  Saturday,  Sunday or legal holiday  under Rule 6(a),  Federal  Rules of Civil  Procedures,  then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

        13.14  Consents  and  Approvals.  Where  approval  or consent  or other  action of the
               ------------------------
Tribe or the Authority,  or any agent or political  subdivision of the Tribe or the Authority, is  required,  such  approval  shall not be  unreasonably  withheld and shall mean the written approval of the Tribe or the Authority  evidenced by a duly enacted  resolution  thereof,  or, if not  provided by  resolution  of the Tribe or the  Authority,  the written  approval of the
Tribal  President or the Authority  Chairperson  (to the extent  authorized by such entity) or such other person or entity  designated  by resolution  of the Tribe or the  Authority.  Where approval or consent or other action of the Developer is required,  such approval  shall not be unreasonably  withheld  and shall mean the written  approval  of the members of the  Developer evidenced by a duly enacted  resolution  thereof,  or, if not  provided by  resolution  of the
Developer,  the written  approval of the  managing  member (to the extent  authorized  by such entity) or such other person or entity  designated  by  resolution  of the  Developer.  If the approval of the Developer,  the Tribe or the Authority is required  hereunder,  the Developer, the Tribe or the  Authority,  as the case may be,  shall  request  such  approval  in writing, which  request  shall  specify the matter as to which such  approval is requested  and provide reasonable detail regarding such matter.

        13.15  Government  Savings Clause.  This Agreement shall be submitted to the Bureau of
               --------------------------
Indian  Affairs for its approval  pursuant to its authority  under 25 U.S.C.  81 and the NIGC, to the extent  required by law. In  addition,  each party  agrees to pursue such  approval and
execute,   deliver,   and  if   necessary,   record  any  and  all   additional   instruments,
certifications,  amendments,  modifications  and other  documents  as may be  required  by the
United States Department of the Interior,  the BIA, the Office of the Field Solicitor,  or any
applicable statute,  rule or regulation in order to effectuate,  complete,  perfect,  continue or preserve  the  respective  rights,  obligations  and interest of the parties to the fullest extent  permitted  by law;  provided  that  any  such  instrument,  certification,  amendment, modification  or other document shall not materially  change the respective  rights,  remedies or obligations of the parties under this Agreement or related agreements or documents.

        13.16  Termination  of  Prior  Agreements.  As of the  date  hereof,  the  Tribe,  the
               ----------------------------------
Authority and the Developer  terminate all prior  agreements,  arrangements or  understandings and all  covenants,  terms and  provisions  contained  therein with respect to the Project and development and  construction of facilities on the Property,  including,  without  limitation, the MOU.

        13.17  Representation  before Public Bodies.  Without the prior written consent of the
               ------------------------------------
Tribe or the  Authority,  the  Developer  shall have no right or authority  to  represent  the
Authority   before   public  and   governmental   bodies  in   connection   with  any  zoning,
environmental,  site,  easement,  title,  design,  construction or other matter related to the
Project.

        13.18  Non-Impairment  of  Agreement.  The Tribe and the  Authority  (as  applicable),
               -----------------------------
directly or indirectly,  shall not impose any tax, levy or, other monetary payment  obligation on the  Authority  or on any  activity at the  Facilities  during the term of this  Agreement.
The Tribe and the  Authority  (as  applicable)  shall not,  directly or  indirectly,  take any action,  enter into any  agreement,  amend its  Constitution  or enact or amend any ordinance, law, rule or regulation that would  prejudice or have a material  adverse affect on the rights of the  Developer  under  this  Agreement.  Neither  the  Tribe  nor  the  Authority  nor  any
committee,  agency,  board or other official body of the Tribe shall, by exercise of executive action,  police  power,  eminent  domain or otherwise,  act to modify,  amend or in any manner impair the  obligations  of the parties under this  Agreement  without the written  consent of the  Developer.  Any such action or attempted  action  shall be void ab initio.  The Tribe and the Authority  acknowledge  that the  arbitrator  specified in Section 12.3 of this  Agreement and the courts  specified in Sections  12.1 and 12.2 of this  Agreement  have the authority to provide equitable relief to enforce the provisions of this Section 13.18.

        13.19  Confidential   Proprietary   Information.   Each  party   agrees  to  treat  as
               -----------------------------------------
confidential  all non-public  information  received  during the  performance of this Agreement regarding the other party,  its  organization,  financial  matters,  marketing  plans or other affairs.  Except as may be required  by law,  no such  information  will be  disclosed  to any person,  firm or organization  without the prior written  approval of the other party.  Except as may be required by law or  regulation,  the  parties to this  Agreement  shall not issue or make any press release or public  announcement  regarding the subject matter of this Agreement or the Project  without the prior  written  approval of the other  parties.  The parties agree that the sole  spokespersons  under this Agreement  shall be Robert Chicks,  Tribal  President for the Tribe, and Len Wolman or H. B. Kerzner,  Managing Members for the Developer,  or their authorized successor or representative.

        13.20  Tolling of this Agreement.   If any Casualty  Event occurs prior to  completion
               -------------------------
of the Gaming  Facility,  the  Developer  shall give prompt notice  thereof to the  Authority.
After the Completion  Date,  the Authority  shall give prompt notice thereof to the Developer.
If, within thirty (30) days following receipt of such notice,  the Developer  delivers written notice to the  Authority  electing to  implement  this Section  13.20,  then the Term shall be
tolled  for  such  number  of  full  calendar  months   commencing  with  the  calendar  month
immediately  following  such Tolling Event and ending with (and  including) the calendar month immediately  prior to the  Recommencement  Month (the  "Tolling  Period").  The  expiration of this  Agreement  (and the  obligations of the Authority to make payments of the Developer Fees hereunder)  shall be extended for such number of full calendar  months included in the Tolling
Period.  During the Tolling  Period,  the Authority  shall have no obligation to make payments of any Developer Fee.

        13.21  Developer  Guarantee.  The Developer  Guarantors  hereby join in this Agreement
               --------------------
for the sole  purpose of  guaranteeing  Developer's  obligations  set forth in Section 6.3 and
6.4 of this  Agreement.  Any action of the  Authority  or the Tribe  seeking  to  enforce  the provisions  of this  Section  13.21  shall  be  brought  solely  pursuant  to the  arbitration provisions of Section 12.3, and the Developer  Guarantors  hereby consent to such  arbitration proceeding.

        13.22  Service of Process on Developer or the Developer Guarantors.  The Developer and
               -----------------------------------------------------------
the Developer  Guarantors hereby appoint CSC The United States Corporation  Company,  80 State
Street,  Sixth Floor,  Albany,  New York 12207, as their authorized agent on which any and all legal  process  may be  served  in  any  action,  suit  or  proceeding  arising  out  of  this
Agreement.  The  Developer  and the  Developer  Guarantors  agree  that  service of process in respect of them upon such agent,  together  with notice of such  service  given as provided in
Section  13.6,  shall be deemed to be  effective  service of process  upon them in any action, suit or  proceeding  arising out of this  Agreement.  If for any reason such agent shall cease to be  available  to act as  such,  the  Developer  and  the  Developer  Guarantors  agree  to designate a new agent in New York,  on the terms and for the purposes of this  Agreement,  and the Developer and the Developer  Guarantors shall, as soon as practicable,  give notice to the other  parties of such new agent.  Nothing  herein shall be deemed to limit the ability of any party hereto to serve any such legal process in any other manner permitted by applicable law.

        13.23  Copies.  All parties to this Agreement  acknowledge that they have received two
               ------
duplicate copies of the fully executed Agreement.

        13.24  Federal  Approval.  This  Agreement  will not be  enforceable  unless and until
               -----------------
approved  by the  appropriate  federal  authorities  pursuant  to §.25  U.S.C.§. 81 (if  such approval  is  required),  and the  signature  of the  approving  official  is  affixed to this
Agreement.

                            [SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS  WHEREOF,  the Tribe,  the  Developer  and the  Developer  Guarantors  have executed  this  Agreement on and as of the date first  written  above,  and the  Authority has executed this Agreement on the date set forth below.

                                    THE TRIBE:

                                    STOCKBRIDGE-MUNSEE BAND OF MOHICAN
                                    INDIANS
                                    By:  ___________________________
                                            Name:  Robert Chicks
                                            Its:  Tribal Council President

                                    DEVELOPER:

                                    TRADING COVE NEW YORK, L.L.C.

                                    By:     Waterford Development New York, L.L.C.,
                                            Member

                                    By:  ___________________________
                                            Name:  Len Wolman
                                            Its:  Chief Executive Officer

                                    By:     Sun Cove New York, Inc.,
                                            Member

                                    By:  ___________________________
                                            Name:  H.B. Kerzner
                                            Its:  President

                                    DEVELOPER GUARANTORS:

                                    SUN INTERNATIONAL NORTH AMERICA, INC.

                                    By:__________________________________
                                            Name:  William C. Murtha
                                            Its:  Senior Vice President & Corporate Counsel

                                    WATERFORD GAMING GROUP, LLC

                                    By:___________________________________
                                            Name:  Len Wolman
                                            Its:  Chief Executive Officer

                                    Accepted and Agreed to as of this
                                    ____ day of _________, 2001 by:

                                    THE AUTHORITY

                                    STOCKBRIDGE-MUNSEE TRIBAL GAMING
                                    AUTHORITY

                                    By: _________________________________
                                            Name:  Robert Chicks
                                            Its:  Chairperson

Date:____________                   Approved Pursuant to 25 U.S.C.§.81
                                    United States Department of Interior
                                    Bureau of Indian Affairs:

                                    By:  ___________________________
                                    Name:___________________________
                                    Title:__________________________